EXHIBIT 2.1

STOCK PURCHASE AGREEMENT
by and among
FCI AMERICAS, INC.,
FCI S.A.,
HUBBELL SWITCH HOLDING CO., INC.
and
HUBBELL INCORPORATED
July 21, 2009

i

Table of Contents
(Continued)

ii

Table of Contents
(Continued)

iii

EXHIBITS

Exhibit A	Reorganization Plan
Exhibit B	Form of Transition Services Agreement
Exhibit C	Form of Closing Certificate of Seller
Exhibit D	FIRPTA Certificate
Exhibit E	Form of Closing Certificate of Buyer
Exhibit F	Restricted Individuals (Seller)
Exhibit G	Restricted Individuals (Buyer)
SCHEDULES

Accounting Principles Schedule
Schedule 1.01	Permitted Liens
Physical Inventory Schedule
Schedule 3.01(a)	Competition Approvals
Schedule 2.03	Closing
Schedule 3.02(d)	Required Consents
Schedule 4.03	Authorization; No Breach
Schedule 4.05(a)	Financial Statements
Schedule 4.05(b)	Exceptions to IFRS
Schedule 4.05(c)	Undisclosed Liabilities
Schedule 4.06	Absence of Certain Developments
Schedule 4.07(a)	Title to Tangible Assets
Schedule 4.07	Owned and Leased Real Property
Schedule 4.08	Tax Matters
Schedule 4.09	Contracts and Commitments
Schedule 4.10(a)	Intellectual Property
Schedule 4.10(b)	Exceptions to Intellectual Property
Schedule 4.11	Litigation
Schedule 4.12	Governmental Consents
Schedule 4.13(a)	Employee Benefit Plans
Schedule 4.13(b)	Section 401(a) Disclosure
Schedule 4.13(e)	Post Employment Benefits
Schedule 4.13(g)	Foreign Employee Benefit Plans
Schedule 4.13(h)	Certain Payments
Schedule 4.15	Environmental Matters
Schedule 4.16	Affiliated Transactions
Schedule 4.17	Employees
Schedule 4.20	Product Liability and Warranty Liability
Schedule 4.21	Insurance
Schedule 4.22	Governmental Licenses and Permits
Schedule 4.23	Customers and Suppliers

Schedule 6.01	Conduct of Business
Schedule 6.10	Affiliate Agreements
Schedule 7.04(b)	Employee Benefit Liabilities
Schedule 7.04(e)	Severance Pay and Cause
Schedule 7.04(i)	Assumed Liabilities of Certain Individuals
Schedule 7.04(k)	Benefits Information and Documentation
Schedule 7.04(m)	Certain Employee Benefits Information
Schedule 7.13	Terms of Ruland Employment

STOCK PURCHASE AGREEMENT
          THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of July 21, 2009, is made by and among Hubbell Switch Holding Co., Inc., a Delaware corporation (“Buyer”), Hubbell Incorporated, a Connecticut corporation (“Guarantor”), FCI Americas, Inc., a Delaware corporation (the “Company”) and FCI S.A., a French Société Anonyme (“Seller”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article I below.
          WHEREAS, as of the date hereof, the Company and its Subsidiaries conduct various business operations and activities, including the Business;
          WHEREAS, Seller currently owns, and at the Closing, will continue to own, all of the issued and outstanding shares of capital stock of the Company (collectively, the “Shares”);
          WHEREAS, subject to the terms and conditions of this Agreement, Buyer desires to purchase from Seller and Seller desires to sell to Buyer, the Business, through the purchase and sale of the Shares;
          WHEREAS, prior to the Closing and subject to the terms and conditions of this Agreement and the other agreements contemplated hereby, Seller intends to cause the Company and its Subsidiaries to be reorganized in accordance with the reorganization plan attached hereto as Exhibit A (the “Reorganization Plan”), such that following such reorganization the Company and its Subsidiaries shall conduct no business operations or activities other than the Business; and
          NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
          1.01 Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:
          “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
          “Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which the Company or any or its Subsidiaries is or has been a member.

          “Agreed Accounting Principles” shall mean IFRS, as applied in accordance with the attached Accounting Principles Schedule.
          “Applicable Rate” means 5% per annum.
          “Business” means the business, as conducted by the Company and its Subsidiaries on the date hereof, of designing and manufacturing connectors, cable accessories and application tooling (including high-voltage sub-station connectors, aluminum, copper and compression connectors, installation tools, wiring accessories and mechanical terminals) for the power utility industry and the construction, maintenance and repair markets, primarily under the Burndy® brand name.
          “Cash on Hand” means, with respect to the Company and its Subsidiaries, as of the close of business on the Closing (but before taking into account the consummation of the sale of the Shares), all cash, cash equivalents and marketable securities (other than Restricted Cash) held by the Company and its Subsidiaries at such time, determined in accordance with IFRS; provided however, that Cash on Hand shall only include 95% of the Canadian Intercompany Note Cash. For the avoidance of doubt, Cash on Hand shall (i) be reduced by issued but uncleared checks and drafts and (ii) include checks and drafts deposited for the account of the Company or any of its Subsidiaries.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Competition Act” means the Competition Act (Canada), as amended.
          “Competition Laws” means the HSR Act and any other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.
          “Environmental Laws” means as enacted prior to the Closing Date and in effect on or prior to the Closing Date, all Laws concerning pollution or protection of the environment and natural resources, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of, or exposure to, any hazardous or toxic materials, substances or wastes.
          “FCI Intercompany Note” means that certain payable of FCI USA Inc. owed to FCI Canada Inc. in the principal amount of approximately $27,866,999, plus interest.
          “FCI Intercompany Note Mexico” means that certain payable of FCI USA Inc. (which will be assumed by NewCo LLC in the Reorganization Transactions) owed to FCI Electrical Products Mexico SA de CV (“FCI Mexico”) in the principal amount of approximately $2,500,000 plus interest.
          “Final Order” means an Order as to which the time to file an appeal, or a motion for rehearing or reconsideration, has expired and no such appeal or motion is pending.

          “Foreign Subsidiary” means any Subsidiary of the Company that is not incorporated or organized under the laws of United States of America, any state thereof, or the District of Columbia.
          “Governmental Body” means any federal, state, provincial, local, municipal, foreign or other government or quasi-governmental authority or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.
          “Hazardous Substance” means any pollutant, contaminant or other substance chemical or waste, that is defined, listed, or regulated as “hazardous” or “toxic” (or words of similar meaning and regulatory effect) under any applicable Environmental Laws, including any “hazardous substance” as the term is defined in the Comprehensive Environmental Response, Compensation, and Liability Act 42 U.S.C. § 9601 et seq., petroleum, polychlorinated biphenyls (PCBs), and asbestos.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
          “IFRS” means International Financial Reporting Standards, as in effect as of the date of this Agreement.
          “Indebtedness” means any of the following items that are owed by the Company or any of its Subsidiaries as of the close of business on the Closing (but before taking into account the consummation of the sale of the Shares): (i) all obligations for borrowed money; (ii) all obligations evidenced by a note, bond, debenture or other debt security; (iii) all obligations that would be characterized as capital lease obligations under IFRS (in such amounts as would be reflected on the face of a balance sheet of the Company prepared in accordance with IFRS as of the Closing); (iv) all obligations for the deferred purchase price of property or services (including with respect to any earnout or similar payments) (provided, however, that the liabilities for the deferred purchase price payable pursuant to Section 2.10 of that certain Share and Asset Purchase Agreement, dated as of December 19, 2008, by and among Seller, FCI Canada Inc., Ciro Pasini, 2193310 Ontario Inc. and Implo Technologia Do Brasil Comercio De Componentes Electricos Ltda., shall not be deemed to be Indebtedness for any purpose hereunder); (v) all obligations for declared but unpaid dividends; (vi) all Indebtedness of others guaranteed or supported directly or indirectly in any manner, including through surety arrangement, letters of credit, or otherwise, by the Company or any of its Subsidiaries, or in effect so guaranteed or supported directly or indirectly by the Company or any of its Subsidiaries (including by way of a Lien on any asset of the Company or its Subsidiaries) (provided, however, that (a) the letters of credit listed in subsection (vi) of Schedule 4.09 (other than any amounts drawn thereunder) and (b) the guarantee provided pursuant to the Guaranty Agreement, dated May 31, 1995 executed by Berg Electronics Holdings Corp. in favor of the Pennsylvania Infrastructure Investment Authority, as supplemented by the Supplemental Guaranty Agreement, dated November 14, 1995, executed by Berg Electronics Holdings Corp. in favor of the Pennsylvania Infrastructure Investment Authority (the “Penn Vest Guarantee”), shall not be deemed to be Indebtedness for any purpose hereunder); (vii) all obligations in respect of any interest rate protection, commodity or currency agreements, swaps, puts, calls, options or similar derivative products; and (viii) all prepayment premiums, if any, and accrued interest related to any of the items set forth in clauses (i) through (vi) above. For the avoidance of doubt, no intercompany obligations by or among the Company and/or its Subsidiaries at Closing and solely among the entities to be included in the Business immediately following the Closing shall be deemed to be Indebtedness for any purpose hereunder.
          “Intellectual Property Rights” means any intellectual property rights in any jurisdiction throughout the world, including all: (i) patents, patent applications and patent disclosures (including any patent maturing from any such patent application and any divisions, continuations, continuations-in-part, reissues, reexaminations, any foreign counterpart of, or foreign patent claiming priority from, any of the foregoing, in each case, whether issuing or arising before or after the Closing Date); (ii) copyrights, copyrightable works and registrations and applications for registration therefor; (iii) trade names, trade dress, trademarks, service marks, Internet domain names, all registrations and applications therefor, and all goodwill associated therewith; (iv) trade secrets, confidential information, know-how, inventions, technical information, proprietary manufacturing information, drawings and designs (including any of the foregoing relating to machinery, equipment, tools, dies, molds, spare and repair parts, and jigs); and (v) computer software (including source code, executable code, and documentation) and databases.
          “IC Act” means the Investment Canada Act (Canada), as amended.
          “knowledge”, when used in the phrase “to Seller’s knowledge” or similar phrases means the actual knowledge of Rodd Ruland, Lee Herron, B. Jill Steps, Kevin Ryan, Pierre Martini and Thierry Rossigneux.
          “Law” means any federal, state, provincial, local or foreign statute, law, rule, regulation, code, treaty, judgment, injunction, ordinance, Order, restriction or other provision having the force or effect of law (including common law) of any Governmental Body.
          “Licenses” means all permits, licenses, franchises, certificates, approvals and other authorizations material to the Business issued by third parties or Governmental Bodies.
          “Liens” means liens, security interests, charges or encumbrances.
          “Loss(es)” means losses, liabilities, damages and expenses (including reasonable legal fees and expenses and diminution in value, but excluding, in each case, incidental, indirect or punitive losses, liabilities, damages or expenses and any losses, liabilities, damages or expenses for lost profits or any “multiple of profits”, “multiple of cash flow” or similar valuation methodology used in calculating the amount of Losses, unless, in each case, paid or payable to a third party).
          “Material Adverse Effect” means any change, event, occurrence or development that, individually or in the aggregate, is materially adverse to the condition (financial or otherwise), assets, liabilities or results of operations of the Business, but excluding any adverse change, event, occurrence or development attributable to (i) the announcement of the transactions contemplated by this Agreement; (ii) general business or economic conditions affecting the industry in which the Business operates; (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iv) actions explicitly required to be taken pursuant to the express terms of this Agreement; (v) actions required to be taken under applicable Laws (it being understood that the underlying changes, events, occurrences or developments giving rise to any such actions can be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur); (vi) any change in IFRS or other accounting requirements or principles or any change in applicable Laws or the interpretation thereof, in each case, after the date hereof; (vii) the commencement, continuation or escalation of a war, material armed hostilities or act of terrorism directly or indirectly involving the United States of America, Canada, Mexico or Brazil; and (viii) the failure of the Business to meet or achieve the results set forth in any internal projection (it being understood that the underlying changes, events, occurrences, developments or reasons giving rise to any such failure can be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur), which changes, events, occurrences or developments in the case of clauses (ii), (iii), (v), (vi) and (vii) do not, individually or together with any other such changes, events, occurrences or developments, disproportionately affect the Business as compared to other companies in the industries in which the Business operates.
          “Mexican Intercompany Note Transaction” means the payment in cash, at some time after the Closing, by NewCo LLC to FCI Mexico of an amount equal to its outstanding liability under the FCI Intercompany Note Mexico (including any accrued and unpaid interest thereon), and immediately thereafter, the distribution by FCI Mexico of such cash to FCI Americas International Holdings LLC.
          “Mexican Subsidiary” means any Subsidiary of the Company that is incorporated or organized under the laws of Mexico.
          “Net Working Capital” shall be calculated in accordance with the Accounting Principles Schedule.
          “Net Working Capital Target” means $28,885,000, calculated as set forth in the Accounting Principles Schedule.
          “NewCo LLC” means the entity referred to as NewCo LLC (USA) in the Reorganization Plan.
          “Order” means any award, decision, decree, order, writ, injunction, ruling, judgment, or consent of or entered, issued, made or rendered by any Governmental Body.
          “Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and its Subsidiaries and for which appropriate reserves have been established in the Financial Statements in accordance with IFRS; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, significant; (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Real Property which are not violated by the current use and operation of the Real Property; (iv) covenants, conditions, restrictions, easements and other similar matters affecting title to the Real Property which do not materially impair the occupancy or use of the Real Property for the purposes for which it is currently used or proposed to be used in connection with the Business; (v) public roads and highways; (vi) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (vii) Liens on goods in transit incurred pursuant to documentary letters of credit; (vii) purchase money Liens and Liens securing rental payments under capital lease arrangements; (ix) other Liens arising in the ordinary course of business that are not material and not incurred in connection with the borrowing of money; and (x) Liens set forth on Schedule 1.01.
          “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body.
          “Product Liability” shall mean any direct or indirect liability arising from any injury to or death of any person or damage to or destruction of any property, whether based on negligence, breach of warranty, strict liability or any other legal or equitable theory, arising from defects in products manufactured or from services performed by or on behalf of the Company or any of its Subsidiaries.
          “Proscribed Business” means the business of designing and manufacturing connectors, cable accessories and application tooling (including high-voltage sub-station connectors, aluminum, copper and compression connectors, installation tools, wiring accessories and mechanical terminals) for the power utility industry and the construction, maintenance and repair markets, within the Restricted Area.
          “Purchased Intellectual Property” means any of the following in any jurisdiction throughout the world that is owned, registered or (in the case of rights in licensed Intellectual Property Rights under licenses from third parties) held by the Company or any of its Subsidiaries as of the Closing Date: (i) patents, patent applications and patent disclosures (including any patent maturing from any such patent application and any divisions, continuations, continuations-in-part, reissues, reexaminations, any foreign counterpart of, or foreign patent claiming priority from, any of the foregoing, in each case, whether issuing or arising before or after the Closing Date); (ii) copyrights, copyrightable works, and registrations and applications for registration therefor; (iii) confidential information, trade secrets, know-how, inventions, technical information, proprietary manufacturing information, drawings and designs (including any of the foregoing relating to machinery, equipment, tools, dies, molds, spare and repair parts, and jigs); (iv) trade names, trade dress, trademarks, service marks, Internet domain names, all registrations and applications therefor, and all goodwill associated therewith; (v) computer software (including source code, executable code, and documentation) and databases; (vi) rights in licenses to or from third parties in any of the foregoing; (vii) all copies and tangible embodiments of any of the foregoing; and (viii) the right to sue for past, present and future infringement, misappropriation, dilution and other violations of any of the foregoing.
          “Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

          “Reorganization Transactions” mean the transactions contemplated by the Reorganization Plan.
          “Restricted Area” means North America, Central America and South America.
          “Restricted Cash” means any cash or cash equivalents (x) unavailable for dividend or distribution by the Company or the applicable Subsidiary as a result of the requirements of applicable Law or (y) the dividend or distribution of which is subject to Tax (it being agreed and understood that with respect to this clause (y), the amount of Restricted Cash shall only be equal to the amount that any such dividend or distribution would be reduced as a result of any such Tax). For the avoidance of doubt, Restricted Cash shall not include the Canadian Intercompany Note Cash.
          “Retained Liabilities” means, except as otherwise specifically contemplated by Section 7.04 of this Agreement, any cost, expense (including reasonable legal fees and expenses) or liability (i) of Seller or its Subsidiaries to the extent not related to the Business, (ii) of the Company or its Subsidiaries to the extent caused by the Reorganization Transactions, (iii) arising out of, resulting from or relating to properties formerly owned or formerly operated by Seller or its Subsidiaries, whether or not related to the Business, (iv) arising out of, resulting from or relating to previous divestitures (whether through merger, amalgamation, stock sale, reorganization, spin-off, sale of assets or otherwise) of business divisions or subsidiaries of Seller or the Company, whether or not related to the Business (provided that, notwithstanding the foregoing, Buyer shall be obligated to comply with exclusivity, confidentiality and similar restrictions (that do not require any payment or expenditure of money absent a breach of such provisions) provided for in the definitive documentation entered into in connection with such divestitures (as listed in subsection (xii) of Schedule 4.09), including the sale of the Japanese business to Furukawa Electric Co., Ltd. in January 2008 pursuant to a Sale and Purchase Agreement dated November 7, 2007 and the sale of the European business to SICAME in May 2006 pursuant to a Sale and Purchase Agreement dated May 5, 2006 and (v) arising out of, resulting from or related to the Penn Vest Guarantee.
          “Seller Transaction Expenses” means the fees and expenses payable by Seller, the Company and its Subsidiaries arising from, incurred in connection with or incident to this Agreement and the transactions contemplated hereby, which the Company or any of its Subsidiaries incurs or accrues prior to the Closing and remains obligated for at or following the Closing, in each case only to the extent not reflected as a current liability in Net Working Capital.
          “Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such

Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.
          “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group (or by being included (or required to be included) in any Tax Return relating thereto).
          “Tax Benefit” means, with respect to a Loss subject to indemnity under Article VIII or a Tax adjustment subject to indemnity under Section 10.01(a), an amount by which the cash Tax liability of a party (or group of corporations filing a Tax Return that includes the party), with respect to a taxable period, is reduced solely as a result of such Loss or Tax adjustment (treating any Tax item attributable to such Loss or Tax Adjustment as the last items claimed for any taxable periods) or the amount of any Tax refund that is generated solely as a result of such Loss or Tax adjustment, and any related interest received from any relevant Taxing authority.
          “Tax Returns” means any return, report, information statement or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Body in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.
          “Warranty Liability” shall mean any direct or indirect liability of the Company or any of its Subsidiaries arising from any warranty or breach of warranty claim or product guaranty, express or implied, including the obligation to recall or replace any products produced by or on behalf of the Company or any of its Subsidiaries, with respect to any product manufactured, sold or distributed by or on behalf of the Company or (any of its Subsidiaries).
          1.02 Cross Reference. The following terms are defined in the following Sections of this Agreement:

Term	Section
Accounting Firm	Section 2.02
Acquiring Entity	Section 6.07
Additional Bethel Indemnity Cap	Section 8.02
Affected Properties	Section 6.12
Affiliated Party	Section 8.02
Agreement	Preamble
Bain Capital	Section 6.07

Term	Section
Business Benefit Plans	Section 4.13
Buyer	Preamble
Buyer 401(k) Plan	Section 7.04
Buyer Claiming Party	Section 8.02
Buyer Indemnitees	Section 8.02
Buyer’s Representatives	Section 6.02
Canadian Intercompany Note Cash	Section 10.01(h)
Canadian Non-Business Employees	Section 7.04
Claiming Party	Section 8.07
Closing	Section 2.03
Closing Date	Section 2.03
Closing Statement	Section 2.02
COBRA	Section 4.13
Company	Preamble
Confidential Information	Section 6.08
Confidentiality Agreement	Section 6.02
CRA	Section 10.01(h)
D&O Costs	Section 7.03
D&O Expenses	Section 7.03
D&O Indemnifiable Claim	Section 7.03
D&O Indemnified Person	Section 7.03
D&O Indemnifying Party	Section 7.03
Deductible	Section 8.02
Defending Party	Section 8.07
Deferred Assets	Section 6.09
Disclosure Schedules	Section 10.03
Disputed Items	Section 2.02
Eligible Investment	Section 10.01
ERISA	Section 4.13
Estimated Purchase Price	Section 2.02
FCI 401(k) Plan	Section 7.04
FCI Canada Plans	Section 7.04
Final Purchase Price	Section 2.02
Financial Statements	Section 4.05
Financing Agreements	Section 5.08
Foreign Business Benefit Plans	Section 4.13
General Cap	Section 8.02
Guarantor	Preamble
Indemnified Party	Section 8.08
Indemnifying Party	Section 8.08
Information Memorandum	Section 8.11
Latest Balance Sheet	Section 4.05
Latest Balance Sheet Date	Section 4.05
Leased Real Property	Section 4.07
Liabilities	Section 4.05

Term	Section
Material Contract	Section 4.09
Material Contracts	Section 4.09
Mini-Basket	Section 8.02
Objections Statement	Section 2.02
Owned Real Property	Section 4.07
PBGC	Section 4.13
Penn Vest Guarantee	Section 1.01
Physical Inventory	Section 2.02
Pre-Closing Tax Period	Section 10.01
Pre-Closing Tax Returns	Section 10.01(d)
Purchase Price	Section 2.02
Real Property Lease	Section 4.07
Real Property Leases	Section 4.07
Reorganization Plan	Recitals
Retained Benefit Plans	Section 4.13
Retirees	Section 7.04
Section 409A	Section 4.13
Seller	Preamble
Seller Indemnitees	Section 8.03
Seller Marks	Section 7.10
Set Off	Section 10.01(h)
Shares	Recitals
Straddle Period	Section 10.01
Straddle Period Tax Returns	Section 10.01(d)
Third-Party Claim	Section 8.08
Transfer Taxes	Section 10.01
Transition Services Agreement	Section 3.02
VDP Application	Section 10.01(h)
WARN	Section 4.17
          1.03 Other Definitional Provisions.
          (a) Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under IFRS. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under IFRS, the definition set forth in this Agreement will control.
          (b) Any reference to any particular Code section or any other law or regulation will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.
          (c) All references in this Agreement to Exhibits, Disclosure Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Disclosure Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any

Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.
          (d) Exhibits and Disclosure Schedules to this Agreement are attached hereto and by this reference incorporated herein for all purposes.
          (e) The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “including” (in its various forms) means including without limitation.
          (f) All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.
          (g) Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.
          (h) Except as otherwise provided herein, all references to “the transactions contemplated hereby” and “the transaction contemplated by this Agreement” shall include the Reorganization Transactions.
ARTICLE II
PURCHASE AND SALE OF THE SHARES
          2.01 Purchase and Sale of Shares.
          (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Seller, all of the Shares in exchange for the payment of the Estimated Purchase Price in cash to Seller. Payment for such Shares shall be made by wire transfer on the Closing Date of immediately available funds to accounts specified by Seller to Buyer.
          (b) Buyer shall be entitled to deduct and withhold from amounts otherwise payable to Seller such amounts (if any) that Buyer is required to deduct and withhold under the Code or any provision of state, local or foreign Law. To the extent amounts are so withheld by Buyer, such withheld amounts shall be treated for purposes of this Agreement as having been paid to Seller.
          2.02 Calculation of Closing and Final Consideration.
          (a) For purposes of this Agreement, the “Purchase Price” means, as may be adjusted pursuant to Sections 2.02(e) and (f), an amount equal to:

               (i) $360,000,000;
               (ii) plus the total amount of Cash on Hand as of the Closing;
               (iii) minus the outstanding amount of Indebtedness as of the Closing;
               (iv) plus the amount, if any, by which the Net Working Capital exceeds the Net Working Capital Target;
               (v) minus the amount, if any, by which the Net Working Capital is less than the Net Working Capital Target; and
               (vi) minus the unpaid Seller Transaction Expenses.
          (b) At least two (2) business days prior to the Closing Date, the Company shall deliver to Buyer its good faith estimate of the Purchase Price (the “Estimated Purchase Price”) including a schedule showing the Company’s calculation thereof. Within five (5) business days prior to the Closing Date, the Company (or its representatives) shall conduct a physical inventory (the “Physical Inventory”) in accordance with the normal procedures of the Company set forth on the Physical Inventory Schedule. The Physical Inventory shall be taken and documented in reasonable detail by the Company (or its representatives) and observed by Buyer (or its representatives). The Company and Buyer shall each be responsible for its own expense in connection with the Physical Inventory.
          (c) As promptly as possible, but in any event within ninety (90) days after the Closing Date, Buyer will deliver to Seller (i) an unaudited, consolidated balance sheet of the Company and its Subsidiaries as of the Closing (which shall have been prepared with the assistance of Buyer’s or the Company’s accountants) and (ii) Buyer’s calculation of the Purchase Price (together, the “Closing Statement”). The Closing Statement shall be prepared in a manner consistent with the definitions of the terms Cash on Hand, Indebtedness and Net Working Capital and the Accounting Principles Schedule. For purposes of preparing the Closing Statement, the calculation of “inventory” used to calculate Net Working Capital shall be based on the results of the Physical Inventory, as adjusted for activity between the Physical Inventory and Closing.
          (d) Buyer shall, and shall cause the Company to, (i) assist Seller in the review of the Closing Statement and provide Seller and its representatives with reasonable access during normal business hours and upon reasonable notice to the appropriate officers, offices, properties, books and records (including work papers, schedules, memoranda and other documents), supporting data, facilities and employees of the Company and its Subsidiaries for purposes of their review of the Closing Statement; provided, however, that such access does not unreasonably interfere with the normal operations of the Company; provided, further, that all requests for such access shall be directed to Buyer’s general counsel or his designee or such other Person as the Company may designate in writing from time to time and (ii) cooperate fully with Seller and its representatives in connection with such review, including providing on a timely basis all other information reasonably necessary or useful in connection with the review of the Closing Statement as is reasonably requested by Seller or its representatives. If Seller has any objections to the Closing Statement, Seller shall deliver to Buyer a statement setting forth its objections thereto (an “Objections Statement”), which statement shall identify in reasonable detail those items and amounts to which Seller objects (the “Disputed Items”). Any item not included as a Disputed Item shall have been deemed accepted by Seller and shall be final, binding and non-appealable by the parties hereto. If an Objections Statement is not delivered to Buyer within sixty (60) days after delivery of the Closing Statement, the Closing Statement as prepared by Buyer shall be final, binding and non-appealable by the parties hereto; provided, however, that in the event Buyer, the Company or any of its Subsidiaries does not provide any papers or documents reasonably requested by Seller or any of its authorized representatives within ten (10) days of request therefor (or such shorter period as may remain in such sixty (60) day period), such sixty (60) day period shall be extended by one (1) day for each additional day required for Buyer, the Company or one of its Subsidiaries to fully respond to such request beyond such sixty (60) day period. Seller and Buyer shall negotiate in good faith to resolve the Disputed Items and all such discussions related thereto shall (unless otherwise agreed by Buyer and Seller) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule, but if they do not reach a final resolution within thirty (30) days after the delivery of the Objections Statement to Buyer, Seller and Buyer shall submit any unresolved Disputed Items to KPMG LLP (the “Accounting Firm”). In the event the parties submit any unresolved Disputed Items to the Accounting Firm, each party shall submit a Closing Statement (which in the case of each party may be a Closing Statement that, with respect to the unresolved Disputed Items (but not, for the avoidance of doubt, with respect to any other items), is different than the Closing Statement initially submitted to Seller, or the Objections Statement delivered to Buyer, as applicable) together with such supporting documentation as it deems appropriate, to the Accounting Firm within thirty (30) days after the date on which such unresolved Disputed Items were submitted to the Accounting Firm for resolution. Seller and Buyer shall use their respective commercially reasonable efforts to cause the Accounting Firm to resolve such dispute as soon as practicable, but in any event within thirty (30) days after the date on which the Accounting Firm receives the Closing Statements prepared by Seller and Buyer. The Accounting Firm shall resolve such dispute by choosing the Closing Statement proposed by either Seller or Buyer or amounts within the range between the amounts set forth in the Closing Statement prepared by Seller and the Closing Statement prepared by Buyer, and shall make no other resolution of such dispute. Seller and Buyer shall use their respective commercially reasonable efforts to cause the Accounting Firm to notify them in writing of its resolution of such dispute as soon as practicable. The Closing Statement selected by the Accounting Firm shall be final, binding and non-appealable by the parties hereto. Each party shall bear its own costs and expenses in connection with the resolution of such dispute by the Accounting Firm. The Accounting Firm shall allocate its costs and expenses between Buyer and Seller based upon a percentage for each party calculated to be what the portion of the contested amount not awarded to such party bears to the amount actually contested by such party. For example, if Buyer claims that Net Working Capital is $1,000 less than the amount of Net Working Capital set forth in the Closing Statement, and Seller contests only $500 of the amount claimed by Buyer, and if the Accounting Firm ultimately resolves the dispute by awarding Buyer $300 of the $500 contested, then the costs and expenses of the Accounting Firm will be allocated 60% (i.e., 300/500) to Seller and 40% (i.e., 200/500) to Buyer.
          (e) If the Purchase Price as finally determined pursuant to Section 2.02(d) (the “Final Purchase Price”) is greater than the Estimated Purchase Price, then, within five (5) business days after the determination of Final Purchase Price, Buyer shall pay to Seller, by wire transfer of immediately available funds, an amount equal to such excess, plus interest on such excess at the Applicable Rate from the Closing Date to the date such payment is made pursuant to this Section 2.02(e).
          (f) If the Final Purchase Price is less than the Estimated Purchase Price, then, within five (5) business days after the determination of the Final Purchase Price, Seller shall pay to Buyer by, wire transfer of immediately available funds, an amount equal to such shortfall, plus interest on such shortfall at the Applicable Rate from the Closing Date to the date such payment is made pursuant to this Section 2.02(f).
          (g) All payments required pursuant to Section 2.02(e) and Section 2.02(f) shall be deemed to be adjustments to the Purchase Price for United States federal, state and local Income Tax purposes, unless otherwise required by applicable Law or taxing authority interpretations thereof.
          (h) For the avoidance of doubt, in determining the Net Working Capital and the preparation of the Closing Statement for the purposes of calculating the Estimated Purchase Price and Final Purchase Price, the policies, methodologies and principles shall be the same as those used in calculating the Net Working Capital Target. The parties agree that the purpose of preparing and calculating the Net Working Capital hereunder is to measure changes in Net Working Capital without the introduction of new or different accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies from the Agreed Accounting Principles.
          2.03 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, located at 300 North LaSalle Street, Chicago, Illinois, on or prior to the third (3rd) business day following the satisfaction or waiver of the conditions set forth in Article III (other than those conditions that by their terms cannot be satisfied until the Closing), or on such other date and time as Buyer, Seller and Company shall mutually agree; provided, that the Closing (x) shall not occur prior to October 1, 2009 and (y) may be delayed in connection with the items set forth on Schedule 2.03. The date of the Closing is herein referred to as the “Closing Date.” The Closing shall be deemed to occur at 11:59 p.m. on the Closing Date.
ARTICLE III
CONDITIONS TO CLOSING
          3.01 Conditions to All Parties’ Obligations. The obligations of Seller and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:
          (a) The applicable waiting period relating to the transactions contemplated hereby under the HSR Act shall have expired or been terminated, and all approvals and filings pursuant to Competition Laws listed on Schedule 3.01(a) shall have been obtained or made;
          (b) No Final Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby shall be in effect; and

          (c) The Reorganization Transactions have been effected in all material respects in the order set forth in the Reorganization Plan (other than any changes in such order for which there are no economic consequences to Buyer, the Company or its Subsidiaries, without regard to whether indemnification for such economic consequences may be available).
          3.02 Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Buyer of the following conditions as of the Closing Date:
          (a) The representations and warranties set forth in Article IV shall be true and correct at and as of the date hereof and the Closing Date as though then made other than those representations and warranties that address matters as of particular dates which shall be true and correct as of such dates (in each case, without giving effect to any materiality, Material Adverse Effect or similar qualifiers set forth therein (other than with respect to Section 4.05(b), the last sentence of Section 4.05(c) and the first sentence of Section 4.06)), except where the facts or circumstances that cause the failure of such representations and warranties to be true and correct would not reasonably be expected to, individually or in the aggregate, cause a Material Adverse Effect;
          (b) The Company and Seller shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;
          (c) Seller shall have delivered to Buyer the stock certificates representing the Shares, in each case accompanied by duly executed stock powers;
          (d) The specified consents, approvals and filings set forth on Schedule 3.02(d) shall have been obtained;
          (e) Seller shall have executed and delivered to Buyer the transition services agreement substantially in the form attached hereto as Exhibit B (the “Transition Services Agreement”);
          (f) Seller shall have delivered to Buyer a certificate of Seller in the form attached hereto as Exhibit C, dated as of the Closing Date, stating that the preconditions specified in subsections (a) and (b) above have been satisfied;
          (g) The Company shall have delivered to Buyer each of the following:
          (i) certified copies of the resolutions duly adopted by the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;
          (ii) a certificate, substantially in the form attached hereto as Exhibit D, duly completed pursuant to Sections 1.897-2(h) and 1.1445-2(c) of the Treasury Regulations, certifying that the Shares are not United States real property interests, along with written authorization for Buyer to deliver such form to the Internal Revenue Service on behalf of the Company upon Closing;
          (iii) (A) a certified copy of the certificate of incorporation of the Company and (B) a certificate of good standing or equivalent certificate from the jurisdiction in which the Company is incorporated or formed, in each case, dated within thirty (30) days of the Closing Date; and
          (iv) evidence of the termination of any Liens encumbering assets of the Business or any equity of the Company or any of its Subsidiaries, in each case that relate to Indebtedness.
          3.03 Conditions to Seller’s and the Company’s Obligations. The obligations of the Company and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions as of the Closing Date:
          (a) The representations and warranties set forth in Article V shall be true and correct at and as of the date hereof and the Closing Date as though then made other than those representations and warranties that address matters as of particular dates which shall be true and correct as of such dates (in each case, without giving effect to any materiality, material adverse effect or similar qualifiers set forth therein), except where the facts or circumstances that cause the failure of such representations and warranties to be true and correct would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby;
          (b) Buyer shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;
          (c) Buyer shall have executed and delivered to Seller the Transition Services Agreement;
          (d) Buyer shall have delivered to Seller each of the following:
          (i) a certificate in the form attached hereto as Exhibit E, dated as of the Closing Date, stating that the preconditions specified in subsections (a) and (b) above have been satisfied;
          (ii) certified copies of the resolutions duly adopted by Buyer’s board of directors (or equivalent governing body) authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby; and
          (iii) (A) a certified copy of the certificate of incorporation or equivalent organizational document of Buyer and (B) a certificate of good standing or equivalent certificate from the jurisdiction in which Buyer is incorporated or formed, in each case, dated within thirty (30) days of the Closing Date.

          3.04 Waiver of Conditions. If the Closing occurs, all conditions to the Closing which have not been fully satisfied as of the Closing shall be deemed to have been satisfied or waived; provided, however, that this Section shall not relieve Seller or Buyer of their respective indemnification obligations pursuant to Section 8.02, Section 8.03 and Article X.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
          Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:
          4.01 Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Company has all requisite corporate power and authority and all authorizations, necessary to enter into this Agreement and perform its obligations hereunder and to own, lease and operate its properties and to carry on the Business. The Company is qualified to do business in every jurisdiction in which its ownership of property or the conduct of the Business requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Effect.
          4.02 Subsidiaries. As of the date hereof, each of the Company’s Subsidiaries that is involved in the Business is validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite organizational power and authority and all authorizations, necessary to own and operate its properties and to carry on its businesses as conducted. As of the date hereof, each of the Company’s Subsidiaries that are involved in the Business are qualified to do business in every jurisdiction in which their ownership of property or the conduct of such businesses as conducted requires them to qualify, except in each such case where the failure to be so qualified would not have a Material Adverse Effect. As of the Closing, each of the Company’s Subsidiaries will be validly existing and in good standing under the laws of the jurisdiction of its organization, will have all requisite organizational power and authority and all authorizations, necessary to own and operate its properties and to carry on its businesses. As of the Closing, each of the Company’s Subsidiaries will be qualified to do business in every jurisdiction in which their ownership of property or the conduct of the Business requires them to qualify, except in each such case where the failure to be so qualified would not have a Material Adverse Effect. As of the Closing, there will be no (a) securities convertible or exchangeable into capital stock of any Subsidiary of the Company, (b) any options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of any Subsidiary of the Company or (c) stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Company. As of the date hereof, all of the capital stock of each of the Subsidiaries of the Company that are involved in the Business is owned directly or indirectly by the Company and as of the Closing Date, all of the capital stock of each of the Subsidiaries of the Company will be owned directly or indirectly by the Company.

          4.03 Authorization; No Breach; Valid and Binding Agreement.
          (a) The execution, delivery and performance of this Agreement by Seller and the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Seller and the Company, and no other proceedings on Seller’s or the Company’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of Buyer, this Agreement constitutes a valid and binding obligation of Seller and the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
          (b) Except as set forth on Schedule 4.03, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and shall not conflict with or result in any material breach of, constitute a material default under, result in a material violation of, result in the loss or impairment of, or result in the creation of any Lien, other than a Permitted Lien, upon any material assets of the Business, or require any authorization, consent, approval, exemption or other action by or notice to any Governmental Body or other third party, under the provisions of the Company’s or any of its Subsidiaries’ certificate or articles of incorporation or bylaws or applicable operating agreement, or any Material Contract to which the Company or any of its Subsidiaries is bound, or any law, statute, rule or regulation or Order to which the Company or any of its Subsidiaries is subject, other than any such authorizations, consents, approvals, exemptions or other actions required under any applicable Competition Laws, that may be required by reason of Buyer’s participation in the transactions contemplated hereby.
          4.04 Capital Stock.
          (a) Seller is the record owner of all of the Shares. On the Closing Date, Seller shall transfer to Buyer good title to all of the Shares free and clear of all Liens, options, proxies, voting trusts or agreements and other restrictions and limitations of any kind.
          (b) Except for the Shares, there are no outstanding:
          (i) shares of capital stock or other equity interests or voting securities of the Company;
          (ii) securities convertible or exchangeable into capital stock of the Company;
          (iii) any options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of the Company; or
          (iv) stock appreciation, phantom stock or similar rights with respect to the Company.

          (c) The Company has not violated any securities Law in connection with the offer, sale or issuance of any of its capital stock or other equity or debt securities.
          4.05 Financial Statements.
          (a) Schedule 4.05(a) attached hereto consists of: (i) an unaudited consolidated statement of income of the Business for the three (3) month period ended March 31, 2009; (ii) an unaudited consolidated pro-forma balance sheet (the “Latest Balance Sheet”) of the Business as of December 31, 2008 (the “Latest Balance Sheet Date”); (iii) an unaudited consolidated balance sheet of the Business as of December 31, 2008, and unaudited consolidated statement of income and cash flow for the twelve (12) month period then ended; and (iv) the unaudited consolidated statements of income and cash flows for the twelve (12) month periods ended December 31, 2007 and December 31, 2006 (all such financial statements referred to in (i), (ii), (iii) and (iv), the “Financial Statements”).
          (b) Except as set forth on Schedule 4.05(b), the Financial Statements present fairly in all material respects the financial condition and results of operations of the Business as of the times and for the periods referred to therein in accordance with IFRS, consistently applied (subject to (i) the absence of footnote disclosures and (ii) changes resulting from normal year-end adjustments).
          (c) Except as set forth on Schedule 4.05(c), the Company and its Subsidiaries do not have any liability or obligations whatsoever (whether matured or unmatured, known or unknown, fixed or contingent or otherwise) of a type that would be required to be disclosed or reserved against in, or to be disclosed in the notes of, a consolidated balance sheet prepared in accordance with IFRS (“Liabilities”), except for (i) Liabilities reflected on or reserved against in the Financial Statements or disclosed in the notes thereto, (ii) Liabilities arising after the date of the Latest Balance Sheet in the ordinary course of business, (iii) Liabilities arising after the date hereof in connection with any actions required to be taken pursuant to this Agreement, (iv) Liabilities included in the computation of the Final Purchase Price, and (v) other Liabilities that would not, individually or in the aggregate, exceed $200,000. None of the matters contemplated by clauses (i) through (vi) in the immediately preceding sentence would be reasonably expected to have a Material Adverse Effect.
          4.06 Absence of Certain Developments. Since the Latest Balance Sheet Date, there has not been a Material Adverse Effect. Since the Latest Balance Sheet Date, except as set forth on Schedule 4.06, or as expressly contemplated by the sale of the Shares, neither the Company nor any of its Subsidiaries has, with respect to the Business:
          (a) borrowed any amount (other than liabilities under contracts entered into in the ordinary course of business or disclosed on the Disclosure Schedules and borrowings from banks (or similar financial institutions) necessary to meet ordinary course working capital requirements);
          (b) mortgaged, pledged or subjected to any Lien, any portion of its material assets, except Permitted Liens;

          (c) acquired any real property or material assets, other than in the ordinary course of business;
          (d) sold, assigned or transferred any material portion of its tangible assets (other than inventory);
          (e) sold, assigned, transferred, abandoned, permitted to lapse or licensed (other than non-exclusive licenses granted in the ordinary course of business) any material Intellectual Property Rights owned by the Company or its Subsidiaries;
          (f) issued, sold or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities;
          (g) made any investment in, or any loan to, any other Person (other than a Subsidiary of the Company) in excess of $250,000;
          (h) made any capital expenditures or commitments therefor, except for such capital expenditures or commitments therefor that are reflected in the Company’s budget for the fiscal year ending December 31, 2009;
          (i) failed to make any capital expenditures in accordance with the Company’s budget for the fiscal year ending December 31, 2009;
          (j) declared, set aside or paid any dividend or made any distribution with respect to the Shares (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock, except for dividends or distributions made by Subsidiaries to their respective parents in the ordinary course of business;
          (k) entered into, extended, materially modified, terminated or renewed any Material Contract, except in the ordinary course of business;
          (l) failed to maintain in full force and effect adequate insurance coverage with respect to the Business;
          (m) amended the certificate of incorporation, by-laws or other organizational documents of the Company or any of its Subsidiaries;
          (n) settled, cancelled or compromised any material litigation, debt, claim or arbitration, or waived or released any material right of the Company or any of its Subsidiaries;
          (o) changed the Company’s or its Subsidiaries’ accounting practices, except as required by IFRS;
          (p) made any material loan to, or entered into any other material transaction with, any of its directors, officers, and employees;

          (q) entered into any employment contract providing for payments exceeding $200,000 per year or any collective bargaining agreement, or modified the terms of any such existing contract or agreement;
          (r) granted any severance or termination pay to or made any other material change in employment terms (including compensation or benefits) for any of its current or former directors or officers or for any current or former employees or consultants having employment contracts with annual payments exceeding $200,000 per year;
          (s) except as otherwise required by the terms of any Business Benefit Plan existing as of the date of this Agreement, established, adopted, entered into, amended or terminated any Business Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Business Benefit Plan if it were in existence as of the date of this Agreement;
          (t) settled any material Tax claim, made, or changed, any material Tax election, changed any method of accounting, filed any amended material Tax Return or surrendered any material right to claim a material Tax refund; or
          (u) committed to do any of the foregoing.
          4.07 Title to Tangible Assets; Real Property.
          (a) Except as set forth on Schedule 4.07(a), the Company or one of its Subsidiaries has good title to, or holds pursuant to valid and enforceable leases, all of the personal property related to the Business, free and clear of all Liens, except for Permitted Liens. All material personal property of the Company and its Subsidiaries is in reasonable operating condition and repair, subject to normal wear and tear.
          (b) The Company or one of its Subsidiaries has good, valid and marketable fee simple title (or its local Law equivalent outside the United States) to the real properties set forth on Schedule 4.07 (the “Owned Real Property”) free and clear of Liens, except for Permitted Liens and matters that would not have a Material Adverse Effect on the use, occupancy, or value of such Owned Real Property. No Owned Real Property is subject to any sales contract, option, right of first refusal or similar agreement or arrangement with any third party.
          (c) Schedule 4.07 sets forth each lease or other agreement related to the Business under which the Company or one of its Subsidiaries leases or has rights in any real property (the “Real Property Leases” and, each individually, a “Real Property Lease”). True and complete copies of the Real Property Leases have been made available to Buyer by the Company. Except as set forth on Schedule 4.07 hereto, each of the Real Property Leases is in full force and effect, and the Company or one of its Subsidiaries has a valid and subsisting leasehold interest in all the real property which is the subject of the Real Property Leases set forth on Schedule 4.07 (the “Leased Real Property”). Neither the Company nor any of its Subsidiaries is in default with respect to any Real Property Lease, and, to Seller’s knowledge, there are no events or conditions which, with notice or the passing of time or both, would constitute a material default (i) by the Company or any of its Subsidiaries or (ii) by any other party thereto. All rent and other payments due under the Real Property Leases have been paid.

No party has repudiated any term of any Real Property Lease, or to Seller’s knowledge, has threatened to dispute, terminate, cancel or not renew, or has attempted to renegotiate, or has any outstanding right to renegotiate, any Real Property Lease.
          4.08 Tax Matters. Except as set forth on Schedule 4.08:
          (a) The Company and its Subsidiaries have timely filed all federal and all other material Tax Returns which are required to be filed by them or on behalf of them (taking into account any extensions of time to file). All such Tax Returns are correct and complete in all material respects. All material Taxes due and owing with respect to the Company and its Subsidiaries have been fully and timely paid. All material Taxes which the Company or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party of the Company or any of its Subsidiaries have been fully and timely paid or properly accrued. Neither the Company nor any of its Subsidiaries has requested or been granted an extension of time within which to file any Tax Return of the Company or its Subsidiaries that has not been filed as of the Closing Date. There are no Liens for Taxes (other than for Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.
          (b) As of the Latest Balance Sheet Date, the unpaid Taxes of the Company and its Subsidiaries did not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included in the Latest Balance Sheet.
          (c) Except for Taxes arising solely as a result of the Reorganization Transactions, since the Latest Balance Sheet Date, neither the Company nor its Subsidiaries has incurred any liability for Taxes outside of the ordinary course of business or inconsistent with past practice.
          (d) Since January 1, 2005, neither the Company nor any of its Subsidiaries has been a member of an Affiliated Group filing a consolidated federal income Tax Return other than a group the common parent of which is the Company.
          (e) There are no pending audits, disputes or written claims of any federal or any other material Tax Returns with respect to the Company and its Subsidiaries. No issues have been raised in writing (and are currently pending) by any taxing authority in connection with any such Tax Returns. No claim has ever been made by an authority in a jurisdiction where the Company or its Subsidiaries do not file a Tax Return that such entity is subject or may be subject to taxation in that jurisdiction for Taxes that would be covered by or the subject of such Tax Return.
          (f) If the Closing Date occurs on or after December 31, 2009, then Seller represents and warrants to Buyer that federal net operating loss carryovers of the Company and its Subsidiaries available following the Closing Date after taking into account the Tax Return amendments required by Section 6.01(b) are not less than $118,800,000. Of this amount, $105,286,000 is currently subject to an annual Code Section 382 limitation of not less than $5,982,000 as a result of an ownership change of the Company that occurred on November 3, 2005. Other than such Section 382 limitation, there is no limitation on the utilization of net operating loss carryovers of the Company or its Subsidiaries under Code Sections 269, 382, 383, 384 or 1502 or Treasury Regulations thereunder as of immediately before the sale of Shares pursuant to this Agreement.
          (g) If the Closing Date occurs before December 31, 2009, then Seller represents and warrants to Buyer that federal net operating loss carryovers of the Company and its Subsidiaries available following the Closing Date after taking into account the Tax Return amendments required by Section 6.01(b) are not less than $125,371,000. Of this amount, $111,857,000 is currently subject to an annual Code Section 382 limitation of not less than $5,982,000 as a result of an ownership change of the Company that occurred on November 3, 2005. Other than such Section 382 limitation, there is no limitation on the utilization of net operating loss carryovers of the Company or its Subsidiaries under Code Sections 269, 382, 383, 384 or 1502 or Treasury Regulations thereunder as of immediately before the sale of Shares pursuant to this Agreement.
          (h) Neither the Company nor any of its Subsidiaries is a subject of a Tax ruling or has waived any statute of limitations in respect of any material Taxes or requested, granted or agreed to any extension of time with respect to a material Tax assessment or deficiency.
          (i) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.
          (j) Neither Seller nor any of its Subsidiaries (including the Company) has participated in a listed transaction within the meaning of Treas. Reg. §1.6011-4.
          (k) If the Closing Date occurs on or after December 31, 2009, then Seller represents and warrants to Buyer that following the Closing Date, after taking into account the Tax Return amendments required by Section 6.01(b), (i) the interest deductions of the Company deferred under Code Section 163(j) are no less than $20,200,000 and (ii) the research credits of the Company pursuant to Code Section 41 are no less than $5,900,000. The deferred interest deductions and the research credits (other than the application of Code Section 383 to the research credits as a result of the ownership change of the Company that occurred on November 3, 2005) are not subject to any limitation on their utilization under Code Sections 269, 382, 383, 384 or 1502 or Treasury Regulations thereunder as of immediately before the sale of Shares pursuant to this Agreement.
          (l) If the Closing Date occurs before December 31, 2009, then Seller represents and warrants to Buyer that following the Closing Date, after taking into account the Tax Return amendments required by Section 6.01(b), (i) the interest deductions of the Company deferred under Code Section 163(j) are no less than $26,771,000 and (ii) the research credits of the Company pursuant to Code Section 41 are no less than $5,900,000. The deferred interest deductions and the research credits (other than the application of Code Section 383 to the research credits as a result of the ownership change of the Company that occurred on November 3, 2005) are not subject to any limitation on their utilization under Code Sections 269, 382, 383,

384 or 1502 or Treasury Regulations thereunder as of immediately before the sale of Shares pursuant to this Agreement.
          (m) There are no, and at the Closing Date there will be no, Tax allocation or sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company, or any of its Subsidiaries, and, after the Closing Date, neither the Company nor any of its Subsidiaries shall be bound by any such Tax-sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods up to and including the Closing Date.
          (n) Neither the Company nor any of its Subsidiaries has any liability for Taxes of any other Person pursuant to Treas. Reg. §1.1502-6 (or any similar provision of federal, state, or local law), as a transferee or successor, by contract, Law, or otherwise.
          (o) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) accounting method change or agreement for a taxable period ending on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, (iv) election made pursuant to Code Section 108(i) on or prior to the Closing Date, (v) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 or any corresponding provision of state or local Law entered into or existing on or prior to the Closing Date, or (vi) reserve claimed in any Tax Return filed with a Canadian Taxing authority in any year (or portion thereof) ending on or before the Closing Date. The Company will not be required to include in taxable income under Code Section 951 for any taxable period (or portion thereof) ending after the Closing Date a material amount of income arising from transactions or events occurring in a taxable period (or portion thereof) ending on or prior to the Closing Date, except for any Code Section 951(a)(1)(B) inclusions relating to the FCI Intercompany Note and FCI Intercompany Note Mexico being outstanding for any portion of the 2009 calendar year up to and including the Closing Date.
          (p) The prices and terms for the provision of any property or services by or to the Company and any of its Subsidiaries are arm’s length for purposes of the relevant transfer pricing Laws, and all related material documentation required by such Laws has been timely prepared or obtained and, if necessary, retained.
          (q) None of the Foreign Subsidiaries (i) is or was a “surrogate foreign corporation” within the meaning of Code Section 7874(a)(2)(B) or is or was treated as a U.S. corporation under Code Section 7874(b), (ii) or any predecessor in interest of any of the Foreign Subsidiaries has or had any nexus with the United States, a trade or business or permanent establishment within the United States or any other connection with the United States that would subject it to United States Tax on a net basis, or (iii) has been the subject of any election pursuant to Treas. Reg. §301.7701-3.
          (r) The Company and its Subsidiaries have not had and do not expect to have as of the Closing Date an overall foreign loss within the meaning of Code Section 904(f). As of the Closing Date, no material component of the net operating loss carryover of the Company or its Subsidiaries is from sources without the United States as defined in Code Section 862.
          (s) As of the Closing Date, FCI Mexico will have Cuenta de Utilidad Fiscal Neta (CUFIN) of at least 196,000,000 Mexican Pesos.
          4.09 Contracts and Commitments.
          (a) Except as set forth on Schedule 4.09, neither the Company nor any of its Subsidiaries is, with respect to the Business, a party to any:
          (i) agreement relating to any completed or pending material business acquisition or disposition by the Company or any Subsidiary Since January 1, 2007;
          (ii) collective bargaining agreement or contract with any labor union;
          (iii) material bonus, pension, profit sharing, retirement or other form of deferred compensation plan (other than as described in Schedule 4.13 hereof);
          (iv) stock purchase, stock option or similar plan;
          (v) (A) written employment, consulting or other similar agreement with any individual employee or other service provider of the Business, which provides for the payment of compensation in excess of $75,000 per annum; and (B) severance, retention, change of control or other similar agreement with any individual employee of the Business;
          (vi) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any material portion of the Business’s assets;
          (vii) guaranty of any obligation for borrowed money;
          (viii) lease, license or agreement under which it is a lessor or licensor of or permits any third party to hold or operate any property, real or personal, for which the annual licensee fee or rental exceeds $100,000;
          (ix) any partnership, joint venture or other similar contract or agreement;
          (x) contract or group of related contracts with the same party for the purchase or sale of products or services involving aggregate annual consideration which exceeds $250,000 (other than purchase orders entered into in the ordinary course of business);
          (xi) agreement for the use by the Company or any of its Subsidiaries of third party Intellectual Property Rights (excluding shrink-wrap, click-wrap and off-the-shelf licenses for software that are generally commercially available on reasonable terms to the public and for which the license, maintenance, support and other fees are less than $50,000 per annum); and
          (xii) contract which materially restricts the operation of the Business anywhere in the world.
          (b) (i) All of the contracts listed on the Schedule 4.09 (each, a “Material Contract” and, collectively, the “Material Contracts”) are in full force and effect and constitute legal, valid and binding obligations of the Company or a Subsidiary of the Company and, to Seller’s knowledge, the other parties thereto, (ii) neither the Company nor any Subsidiary is in material default under any Material Contract and (iii) to Seller’s knowledge, the other party to each of the Material Contracts is not in material default thereunder.
          (c) True and complete copies of the Material Contracts have been made available to Buyer by the Company, together with all amendments, waivers or other changes thereto. No party has repudiated any term of any Material Contract, or to Seller’s knowledge, threatened to dispute, terminate, cancel or not renew, or attempted or requested to renegotiate, or has any outstanding right to renegotiate, any Material Contract.
          4.10 Intellectual Property.
          (a) All of the patents, registered trademarks, registered service marks, registered copyrights, domain name registrations, and applications for any of the foregoing owned by the Company and its Subsidiaries and that are used in, held for use in, or otherwise related to the Business are set forth on Schedule 4.10(a). Except as set forth on Schedule 4.10(a): (i) the Company and its Subsidiaries, as the case may be, own and possess all right, title and interest in and to such Intellectual Property Rights; (ii) during the three (3) year period prior to the date of this Agreement, neither the Company nor any of it Subsidiaries has received any written notices that the Company, any Subsidiary, or the operation of the Business infringes, misappropriates, dilutes or otherwise violates any third party Intellectual Property Rights and no actions or proceedings are currently pending before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, in which a third party is alleging any of the foregoing; (iii) to Seller’s knowledge, neither the Company nor any of its Subsidiaries is, in connection with the operation of the Business, currently infringing, misappropriating, diluting or otherwise violating the Intellectual Property Rights of any other Person; and (iv) to Seller’s knowledge, no third party is currently infringing, misappropriating, diluting, or otherwise violating, or challenging or contesting the validity or enforceability of, any Intellectual Property Rights owned by the Company or any of its Subsidiaries.
          (b) Except as set forth on Schedule 4.10(b) and for the Seller Marks, (i) the Purchased Intellectual Property constitutes all of the Intellectual Property Rights owned, registered or (in the case of rights in licensed Intellectual Property Rights under licenses from third parties) held by Seller, the Company, its Subsidiaries, and each of their Affiliates, and used in the Business and (ii) following the consummation of the Reorganization Transactions, and as of the Closing Date, the Company and its Subsidiaries shall own all of the Purchased Intellectual Property.

          (c) The Company and its Subsidiaries have taken commercially reasonable steps consistent with industry standards (i) to maintain, protect and enforce the Intellectual Property Rights material to the Business, and (ii) to protect their respective trade secrets used in the Business, subject in each case to any decisions to abandon, or not maintain, protect or enforce any Intellectual Property Rights that are, in the reasonable business judgment (in the ordinary course of business and consistent with past practices) of the Company or its Subsidiaries, no longer material to the Business.
          4.11 Litigation. Except as set forth on Schedule 4.11, there are no actions or proceedings pending or, to Seller’s knowledge, threatened against the Company or any of its Subsidiaries or that relate to the Business, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to the Company or any of its Subsidiaries, could reasonably be expected to result in criminal liability or in a in a judgment against or a liability to the Company or any of its Subsidiaries in excess of $250,000, individually or in the aggregate, and none of the Company or any of its Subsidiaries is subject to any Order of any court or Governmental Body related to, or that impairs or interferes with the operation of the Business.
          4.12 Governmental Consents, etc..
          (a) Except as set forth on Schedule 4.12, no material permit, consent, license, approval or authorization of, or declaration to or filing with, any Governmental Body is required in connection with any of the execution, delivery or performance of this Agreement by Seller or the Company or the consummation by Seller or the Company of any other transaction contemplated hereby.
          (b) The aggregate value of the Company’s assets in Canada and the Company’s annual gross revenues from sales in or from Canada are each, and will be at Closing, less than seventy million Canadian dollars (CAD $70,000,000), as determined in accordance with the Notifiable Transactions Regulations, as amended, promulgated under the Competition Act (Canada), as amended.
          4.13 Employee Benefit Plans.
          (a) Schedule 4.13(a) separately sets forth a list of each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each employment, severance, change in control, incentive, stock option, restricted stock or other equity-based compensation, deferred compensation, fringe benefit, collective bargaining and each other benefit or compensation plan, program, policy, agreement or other arrangement, in each case other than any Foreign Business Benefit Plan, (i) (x) which covers current or former directors, officers, or employees of the Business (or any dependent or beneficiary thereof) immediately prior to the Closing and that will be maintained, sponsored or contributed to by the Company or any of its Subsidiaries immediately following the Closing or (y) with respect to which the Company or any of its Subsidiaries will have present or contingent liability immediately following the Closing (other than solely as a consequence of being treated immediately following the Closing as a single employer with Buyer or any of its

Affiliates under Section 414 of the Code) (collectively, the “Business Benefit Plans”) or (ii) that will not be maintained, sponsored or contributed to by the Company or any of its Subsidiaries after the Closing but which covers current directors, officers, or employees of the Business immediately prior to the Closing (the “Retained Benefit Plans”).
          (b) No Business Benefit Plan is intended to be qualified under Section 401(a) of the Code. Each of the Retained Benefit Plans that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and no fact or event has occurred, whether by action or failure to act, that could reasonably be expected to adversely affect the qualified status of any such Retained Benefit Plan. The Business Benefit Plans and the Retained Benefit Plans have been maintained in compliance with their terms and the applicable requirements of the Code, ERISA and other applicable Laws, except where any failure to comply would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries.
          (c) The Company has made available to Buyer, to the extent applicable, (i) copies of each Business Benefit Plan (or, to the extent unwritten, a summary thereof) and the most recent summary plan description for each Business Benefit Plan and each Retained Benefit Plan (and any related trust agreement or other funding instrument), (ii) the most recent determination letter received from the Internal Revenue Service for each Retained Benefit Plan intended to be qualified under Section 401(a) of the Code and (iii) the most recent IRS Form 5500 annual report, audited financial statements and actuarial valuation reports for each Business Benefit Plan.
          (d) Neither the Company nor any of its Subsidiaries maintains, sponsors or contributes to, or has any present or contingent liability (other than solely as a consequence of being treated immediately following the Closing as a single employer with Buyer or any of its Affiliates under Section 414 of the Code) with respect to, any employee benefit plan that is subject to Title IV of ERISA, including any “multiemployer plan” (as such term is defined under Section 4001(a)(3) of ERISA). No “reportable event” (as such term is defined in Section 4043 of ERISA) that could reasonably be expected to result in material liability to the Company or any of its Subsidiaries and no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) that could reasonably be expected to result in material liability to the Company or any of its Subsidiaries has occurred with respect to any Business Benefit Plan. Each Business Benefit Plan that is subject to Section 409A of the Code (“Section 409A”) has been administered in all material respects in compliance with Section 409A and all applicable Internal Revenue Service guidance promulgated thereunder.
          (e) Except as set forth on Schedule 4.13(e), neither the Company nor any of its Subsidiaries has any obligation to provide post-employment health, life or other welfare benefits with respect to the United States operations of the Business other than as required under Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA, or any similar state Law (“COBRA”).
          (f) With respect to each Business Benefit Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to Seller’s knowledge, threatened, (ii) to Seller’s knowledge, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the Internal Revenue Service or other governmental agencies are pending, threatened or in progress (including, without limitation, any routine requests for information from the PBGC).
          (g) Schedule 4.13(g) sets forth a list of (x) each benefit or compensation plan, program, policy, agreement or other arrangement that covers current or former directors, officers or employees of the Business located in Canada (or any dependent or beneficiary thereof) immediately prior to the Closing and that will be maintained, sponsored or contributed to by the Company or any of its Subsidiaries immediately following the Closing and (y) each material benefit or compensation plan, program, policy, agreement or other arrangement that covers current or former directors, officers or employees of the Business located outside the United States and Canada (or any dependent or beneficiary thereof) immediately prior to the Closing and that will be maintained, sponsored or contributed to by the Company or any of its Subsidiaries immediately following the Closing (collectively, the “Foreign Business Benefit Plans”). With respect to the Foreign Business Benefit Plans related to Canada, each such Foreign Business Benefit Plan has been established, registered, administered, funded and invested in compliance with its terms and the requirements of applicable Laws, except where any failure to comply would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries. With respect to the Foreign Business Benefit Plans related to Canada, (i) except as disclosed on Schedule 4.13(g), neither the entering into of this Agreement nor the completion of the transactions contemplated herein will constitute an event under any such Foreign Business Benefit Plan that will or may result in any payment, acceleration of payment or vesting of benefits, forgiveness of indebtedness, acceleration or increase in funding obligations, vesting, distribution or increase or acceleration in benefits or obligation to fund benefits, (ii) no taxes, penalties or regulatory fees are owing or exigible under or in relation to any such Foreign Business Benefit Plan, (iii) except as disclosed on Schedule 4.13(g), no such Foreign Business Benefit Plan, except those that are registered pension plans, provide benefits for employees beyond retirement, (iv) except as disclosed on Schedule 4.13(g), no event has occurred that has resulted in or could reasonably be expected to result in a Foreign Business Benefit Plan that is a registered pension plan being ordered or required to be terminated or wound-up in whole or in part, (v) any and all mergers, dispositions of surplus assets, payment of expenses, transfers of assets, taking of contribution holidays, conversions from defined benefit to defined contribution and amendments to such Foreign Business Benefit Plans that are registered pension plans have been in accordance with the terms of such Foreign Business Benefit Plans and with applicable Laws, and (vi) no refunds of surplus assets have been distributed to the Company or its Subsidiaries from any of the Foreign Business Benefit Plans that is a registered pension plan in respect of any partial wind-ups of such Foreign Business Benefit Plans in 2005. With respect to any Foreign Business Benefit Plans unrelated to Canada, each (1) such Foreign Business Benefit Plan has been maintained, funded and administered in compliance with its terms and the requirements of applicable Laws, except where any failure to comply would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries and (2) except as disclosed on Schedule 4.13(g)(2) no material unfunded liability exists with respect to any such plan (excluding any statutorily mandated plan).

          (h) No Business Benefit Plan exists that, as a result of the execution of this Agreement or the transactions contemplated thereby (whether alone or in connection with any other event(s)), could (x) except as set forth on Schedule 4.13(h) (i) result in severance pay or an increase in severance pay upon termination of employment, or (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits, or increase the amount payable, under any of the Business Benefit Plans, or (y) result in payments under any of the Business Benefit Plans which would not be deductible under Section 280G of the Code.
          4.14 Compliance with Laws. The Company and each of its Subsidiaries is, and since November 3, 2005 has been, in compliance with all applicable material laws and regulations of foreign, federal, state, provincial and local governments and all agencies thereof, in each case which are related to the operation of the Business.
          4.15 Environmental Matters. Except as set forth on Schedule 4.15:
          (a) The Company and its Subsidiaries are and, since November 3, 2005, have been in material compliance with all applicable Environmental Laws related to the conduct of the Business.
          (b) The Company and its Subsidiaries have obtained and possess and are in material compliance with all Licenses required under applicable Environmental Laws for the operation of the Business, each of which is listed on Schedule 4.15. Each of the Company and its Subsidiaries has taken all necessary actions to maintain each such permit, license or authorization in full force and effect. There are no pending or, to Seller’s knowledge, threatened administrative or judicial proceedings that would reasonably be expected to result in the termination, revocation, rescission, or modification of any such License.
          (c) Except with respect to matters that are settled or resolved (and for which no material obligations remain outstanding), neither the Company nor any of its Subsidiaries has received, within the two (2) years prior to the date hereof, any written notice of violation or notice of liability arising under Environmental Laws relating to the conduct of the Business, including any investigatory, remedial, cleanup or corrective obligation or liabilities for personal injury, property damage or natural resources damages arising under Environmental Laws, the subject of which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (d) There are no actions, suits or proceedings pending or, to Seller’s knowledge, overtly threatened against the Company or any of its Subsidiaries relating to either the conduct of the Business pursuant to Environmental Laws or asserting any liability or obligation arising under Environmental Laws, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (e) Neither the Company nor any of its Subsidiaries is subject to any Order of any Governmental Body pursuant to Environmental Laws relating to the conduct of the Business, or imposing any liability or obligation arising under Environmental Laws, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (f) No Hazardous Substances have been disposed of or released at, on, under or from the Real Property, or by the Company or its Subsidiaries at any other location, in a quantity or manner as would reasonably be expected to give rise to a legal obligation to incur investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Laws, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (g) No Hazardous Substances are used, generated, treated, stored, transported, or disposed of at, on, under or about the Real Property except in material compliance with Environmental Law and in such quantities as are reasonably necessary for the operation of Business.
          (h) There are no underground storage tanks, surface impoundments, landfills, or hazardous waste treatment units, located at the Real Property except as identified to Buyer and operated in material compliance with applicable Environmental Laws.
          (i) Except in material compliance with Environmental Laws, including applicable Operation and Maintenance plans, there are no (i) PCBs or PCB-containing equipment or (ii) asbestos or asbestos-containing materials located at the Real Property.
          (j) Seller and the Company have made available to Buyer complete and accurate copies of all environmental site assessments, risk assessments, audits or other reports or documents in the possession, custody or control of Seller or the Company materially bearing on environmental liabilities and relating to the environmental condition of the Real Property, the Company’s compliance with Environmental Laws, and any actual or alleged liability imposed or asserted against the Company arising out of or pursuant to Environmental Laws.
          (k) Neither the Company nor any of its Subsidiaries has, expressly or by operation of Law, assumed or undertaken any material liability of any other Person arising out of or pursuant to Environmental Laws.
          (l) This Section 4.15 constitutes the sole and exclusive representations and warranties of Seller with respect to any environmental, health or safety matters, including any arising under Environmental Laws or relating to Hazardous Substances.
          4.16 Affiliated Transactions. Except as set forth on Schedule 4.16, no officer, director or Affiliate of the Company or any of its Subsidiaries (other than Bain Capital and its Affiliates and portfolio companies), or, to Seller’s knowledge, any individual in such officer’s or director’s immediate family, is a party to any material agreement, contract, commitment or transaction with the Company or any of its Subsidiaries or has any interest in any property used by the Company and its Subsidiaries in the operation of the Business.
          4.17 Employees. Except as set forth on Schedule 4.17, neither the Company nor any of its Subsidiaries has, in respect of the Business, experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past two (2) years. Neither the Company nor any of its Subsidiaries has, in respect of the Business, committed any unfair labor practice. Except as set forth on Schedule 4.17, to Seller’s knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of the Business. Except as set forth on Schedule 4.17, in respect of the Business, neither the Company nor any of its Subsidiaries has received any notification of any material grievances, labor litigations, complaints, applications or charges that have been filed against the Company or any of its Subsidiaries under any dispute resolution procedure (including any proceedings under any dispute resolution procedure under any collective bargaining agreement) that have not been dismissed. Except as set forth on Schedule 4.17, no collective bargaining agreements related to the Business are in effect or are currently being negotiated by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received notice of pending or threatened changes of employment status with respect to (including resignation of) the senior management or key supervisory personnel of the Business. Except as set forth on Schedule 4.17, within the past twelve (12) months neither the Company nor any of its Subsidiaries have, in respect of the Business, implemented any plant closing or mass layoffs as defined in the Worker Adjustment and Retraining Notification Act or any similar state or local Law (“WARN”) without complying with any notice obligations required by WARN. The Company and its Subsidiaries are in compliance with all Laws applicable to the Business respecting employment and employment practices, equal employment opportunity, pay equity, nondiscrimination, human rights, labor relations, employment and reemployment rights of members of the uniformed services, immigration, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, workers’ compensation, plant closings, terms, and conditions of employment, and wages and hours (including, without limitation, classifications of service providers as employees and/or independent contractors), except where any failure to comply would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries.
          4.18 Brokerage. There are no claims for, and no Person is or will be entitled to, any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or any of its Subsidiaries, for which the Company or any of its Subsidiaries shall have any liability.
          4.19 Reorganization Transaction. Immediately following the Closing, subject to Section 6.09 of this Agreement and the terms of the Transition Services Agreement, the Company or one of its Subsidiaries will have title to, or a leasehold interest in, or a right to use, all of the properties, licenses, permits, contracts and assets required to operate the Business in all material respects as operated as of the date hereof and immediately prior to the consummation of the Reorganization Transactions.
          4.20 Product Liability and Warranty Liability. Except as otherwise disclosed on Schedule 4.20 attached hereto, during the two (2) year period preceding the date of this Agreement, none of Seller, the Company or any of its Subsidiaries has (i) received any Order to recall or replace any of the products of the Business or (ii) received any Product Liability or Warranty Liability claims that individually or in the aggregate exceed $250,000. The Company has not committed any act or omission which would result in, nor does the Seller have any knowledge of any facts or circumstances which would give rise to, any Product Liability or Warranty Liability that, individually or in the aggregate, exceeds amounts reserved for in the Financial Statements or that is not fully covered by insurance. To Seller’s knowledge, none of products of the Business have material defects that may require Seller, the Company or any of its Subsidiaries to recall or replace such products. Seller has provided or otherwise made available to Buyer a form of the Company’s and each Subsidiary’s standard warranty terms for each material product produced by the Company or any of its Subsidiaries.
          4.21 Insurance. Schedule 4.21 lists and describes the material terms of the insurance coverage maintained and owned by or for the benefit of Seller and its Subsidiaries with respect to the Business. Such policies are in full force and effect on the date hereof, and will continue to be in full force and effect at least up to the Closing. No notice of cancellation or non-renewal with respect, or disallowance of any claim under, any such policy has been received by the Company or any of its Subsidiaries and to Seller’s knowledge, there is no threatened cancellation, non-renewal, disallowance or reduction in coverage or claim with respect to any such policies.
          4.22 Governmental Licenses and Permits. Schedule 4.22 lists all material Licenses owned or possessed by the Company or any of its Subsidiaries in the conduct of the Business. Except as set forth on Schedule 4.22, the Company or one of its Subsidiaries possesses, and has taken all necessary actions to maintain in full force and effect, all material Licenses which are necessary to conduct the Business as presently conducted. Except as set forth on Schedule 4.22, no loss or expiration of any material License is pending or, to Seller’s knowledge, threatened (including, without limitation, as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof.
          4.23 Customers and Suppliers. Schedule 4.23 sets forth a complete and accurate list of the names and addresses of (i) the ten (10) largest customers, distributors and other agents and representatives of the Business, showing the approximate total sales in dollars to each such customer during the Company’s last fiscal year; and (ii) the ten (10) largest suppliers of the Business, showing the approximate total purchases in dollars from each such supplier during the Company’s last fiscal year. Neither the Company, any of its Subsidiaries nor Seller has received any communication from any customer, distributor or supplier named on Schedule 4.23 of any intention to (i) terminate purchases from or supplies to the Company or any of its Subsidiaries or (ii) reduce by greater than 20% purchases from or supplies to the Company or any of its Subsidiaries by any individual customer, distributor or supplier named on Schedule 4.23 as compared to the 2009 average monthly rate through June 30, 2009, of purchases or supplies by such Person, except to the extent such reduction relates to economic conditions affecting such customer, distributor or supplier generally.
          4.24 Mexican Customs. Except as would not reasonably be expected to result in a Material Adverse Effect:
          (a) All goods imported by FCI Mexico have been legally imported into Mexico, in compliance with the applicable Mexican customs Law, including the correct description, make, model and serial numbers on the importation of assets;
          (b) All goods temporarily imported by FCI Mexico have been dully authorized by the Ministry of Economy of Mexico in compliance with it’s IMMEX program;

          (c) There are no temporarily imported raw materials, parts and components that exceed the eighteen (18) month legal period for their presence in Mexico;
          (d) All goods are covered by a customs import declaration or an invoice issued by in accordance to the Mexican Tax Laws by a Mexican taxpayer, as applicable; and
          (e) FCI Mexico: (i) has a valid and authorized maquila (IMMEX) program; (ii) has paid any and all Mexican duties on temporarily imported goods; (iii) has on file, all certificates of origin on the goods to which the Company or any Subsidiary claim a preferential duty rate or the exemption provided by Article 303 of the North American Free Trade Agreement; (iv) has the certificates of origin that it has issued and has the required documentation to certify that the products qualify as originating under the different free trade agreements that Mexico is a part of; (v) that operates in Mexico has an automated inventory control system in compliance of the Mexican Customs Laws and regulations and such system is up to date; (vi) has paid any and all applicable Taxes related to changes of customs regime of goods; (vii) has complied with all obligations under the IMMEX Decree; and (viii) FCI Mexico has complied with all obligations under the PROSEC Decree.
          4.25 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER THE COMPANY NOR SELLER MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE COMPANY AND SELLER HEREBY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. BUYER SHALL ACQUIRE THE COMPANY AND ITS SUBSIDIARIES WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED OR WARRANTED IN THIS AGREEMENT.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
          Buyer represents and warrants to Seller and the Company as of the date hereof and as of the Closing Date that:
          5.01 Organization and Power. Buyer is a Delaware corporation duly organized, validly existing and in good standing under the laws of the state of its organization, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.
          5.02 Authorization. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Buyer, and no other proceedings on Buyer’s part are necessary to authorize the execution, delivery or performance of this

Agreement. Assuming that this Agreement is a valid and binding obligation of Seller and the Company, this Agreement constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
          5.03 No Violation. Buyer is not subject to or obligated under its certificate or articles of incorporation, its bylaws (or similar organizational documents), any applicable law, or rule or regulation of any Governmental Body, or any material agreement or instrument, or any license, franchise or permit, or subject to any Order, which would be breached or violated in any material respect by Buyer’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.
          5.04 Governmental Authorities; Consents. Except with respect to any applicable Competition Laws or the IC Act, Buyer is not required to submit any notice, report or other filing with, or obtain the consent, approval or authorization of, any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any other Person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.
          5.05 Litigation. There are no actions or proceedings pending or, to Buyer’s knowledge, threatened against or affecting Buyer at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would materially and adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby. Buyer is not subject to any Order of any court or Governmental Body which would adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby.
          5.06 Brokerage. There are no claims for, and no Person is or will be entitled to, any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer for which Seller or any of its Affiliates would have any liability.
          5.07 Investment Representation. Buyer is acquiring the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. Buyer acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended, or any state or foreign securities laws and that the shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act of 1933 and the Shares are registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act of 1933, as amended, and any applicable state or foreign securities laws.
          5.08 Availability of Funds. Buyer’s obligations under this Agreement and the transactions contemplated hereby are not subject to any conditions regarding Buyer’s or any other Person’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement. Buyer currently has, and shall have at the Closing, (i) cash on hand and/or (ii) definitive fundable loan agreements from its financing sources (the “Financing Agreements”) which together are sufficient to enable Buyer to perform each of its obligations hereunder, consummate the transactions contemplated hereby, and pay all related fees and expenses, including payment of the Purchase Price. The Financing Agreements are, and as of the Closing Date shall be, in full force and effect and enforceable against the parties thereto in accordance with their terms. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer under any term or condition of the Financing Agreements.
          5.09 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, Buyer and each of its Subsidiaries shall be able to pay their respective debts as they become due. Immediately after giving effect to the transactions contemplated by this Agreement, Buyer and each of its Subsidiaries shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer or its Subsidiaries.
ARTICLE VI
COVENANTS OF THE COMPANY AND SELLER
          6.01 Conduct of the Business.
          (a) From the date hereof until the earlier of the Closing Date or the termination of this Agreement, except (a) as explicitly contemplated hereunder (except the Reorganization Transactions), (b) for the Reorganization Transactions, (c) as required by law, (d) as Buyer shall have consented in writing or (e) as set forth on Schedule 6.01, the Company shall (and shall cause each of its Subsidiaries to) use its commercially reasonable efforts to conduct the Business in the ordinary course of business and the Company shall not, and shall not permit any of its Subsidiaries to, with respect to the Business, take any action which, if taken after the date of the Latest Balance Sheet, would be required to be disclosed on Schedule 4.06, it being understood and agreed by the parties that, solely for the purposes of this Section 6.01(a), the term “material” in Sections 4.06(b), (c), (d), (e), (k), (n), (p), (r) and (t) shall mean (solely in respect of an item of payment, receipt, expenditure or loss) an amount equal to or greater than $100,000 individually and with respect to Sections 4.06(b), (c), (d), (e), (k), (n), (p), (r) and (t) collectively, $750,000 in aggregate.
          (b) Prior to the Closing Date, the Company shall amend the consolidated federal income Tax Returns of the Affiliated Group of which it is the common parent for taxable years 2006 and 2007 in the manner set forth on Schedule 6.01, and as is reasonably acceptable to Buyer.
          6.02 Access to Books and Records.
          (a) From the date hereof until the Closing Date, the Company shall provide Buyer and its authorized representatives (“Buyer’s Representatives”) with reasonable access during normal business hours and upon reasonable notice to the appropriate officers, offices, properties, books and records of the Company and its Subsidiaries and any relevant Tax Returns, work papers, supporting documentation, and any other information relevant to Taxes or Tax attributes of the Company or its Subsidiaries (such access including permission to make copies or scans thereof); provided, however, that such access does not unreasonably interfere with the normal operations of the Company; provided, further, that all requests for such access shall be directed to Rodd Ruland or such other Person as the Company may designate in writing from time to time. Neither the Company nor Seller make any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 6.02(a). Without limiting the foregoing, the Company shall provide Buyer with all information, including copies or scans thereof, in the Company or its Affiliates’ possession or that could reasonably be obtained relating to the current and accumulated earnings and profits of FCI Canada Inc. and FCI Mexico. The information provided pursuant to this Section 6.02(a) will be used solely for the purpose of effecting the transactions contemplated hereby, and will be governed by all the terms and conditions of the Confidentiality Agreement, dated April 1, 2009 (the “Confidentiality Agreement”) through the Closing Date (it being understood that if this Agreement is terminated in accordance with Article IX hereof, the provisions of Section 8.02 as they relate to the survival of the Confidentiality Agreement shall apply).
          (b) From and after the Closing, upon reasonable notice, Seller shall, and shall cause each of its Subsidiaries to, provide Buyer and its authorized representatives with reasonable access (for the purpose of examining), during normal business hours, to the books and records of Seller and its Subsidiaries (to the extent related to the Business) in connection with any matter solely relating to or arising out of this Agreement, the transactions contemplated hereby or the Business and with respect to periods or occurrences prior to or on the Closing Date; provided, however, that such access does not unreasonably interfere with the normal business operations of Seller or its Subsidiaries; provided, further, that all requests for such access shall be directed to Pierre Martini or such other Person as Seller may designate in writing from time to time. Unless otherwise consented to in writing by Buyer, Seller shall not, and shall not permit any of its Subsidiaries to, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of any of its Subsidiaries (relating to the Business) for any period prior to the Closing Date without first giving reasonable prior notice to Buyer and offering to surrender to Buyer (at Buyer’s sole cost and expense) such books and records or any portion thereof which Seller or any of its Subsidiaries may intend to destroy, alter or dispose of; provided, further, that Buyer and its authorized representatives shall have no rights to access under this Section 6.02(b) during any period of time in which Seller and the Buyer are engaged in a dispute with respect to this Agreement or the transactions contemplated hereby.

          6.03 Regulatory Filings. Seller and the Company shall, as soon as reasonably practicable after the date hereof, make or cause to be made all filings and submissions under any material laws or regulations applicable to the Company and its Subsidiaries for the consummation of the transactions contemplated hereby, including any filings necessary under any applicable Competition Laws. Seller and the Company agree to use their reasonable best efforts to coordinate and cooperate with Buyer in exchanging such information and providing such assistance as Buyer may reasonably request in connection with obtaining any governmental, judicial or regulatory actions or non-actions, Orders, waivers, consents, clearances, extensions and approvals that may be necessary for the consummation of the transactions contemplated by this Agreement.
          6.04 Conditions.
          (a) Seller and the Company shall use commercially reasonable efforts to cause the conditions set forth in Sections 3.01 and 3.02 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Article III (other than those to be satisfied at the Closing).
          (b) Prior to Closing, Seller and the Company shall use their reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done, all things necessary, under applicable Law, so as to consummate the Reorganization Transactions as soon as reasonably practicable.
          (c) Prior to executing any documentation in connection with the Reorganization Transactions, Seller shall provide Buyer with draft copies of such documents for Buyer’s review and comment.
          6.05 Exclusive Dealing. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement, neither the Company nor Seller shall take any action to encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than Buyer and Buyer’s Representatives) concerning any purchase of the Shares or any merger, sale of substantially all of the assets of the Company and its Subsidiaries or similar transactions involving the Company, its Subsidiaries or the Business.
          6.06 Notification. From the date hereof until the Closing Date, Seller shall promptly disclose to Buyer in writing (in the form of updated Disclosure Schedules) any development, fact or circumstance arising after the date hereof to which Seller has knowledge of and that, to Seller’s knowledge, causes (i) a breach of any of the representations and warranties contained in Article IV hereof, (ii) a breach of any of the covenants in this Agreement made by the Company or Seller, or (iii) any material errors in, or omissions from, the Disclosure Schedules to this Agreement. Such disclosures shall amend and supplement the Disclosure Schedules delivered on the date hereof; provided, however, that such disclosures shall not be deemed to amend and supplement the Disclosure Schedules for purposes of the conditions to closing set forth in Section 3.02 above, Buyer’s ability to terminate this Agreement pursuant to Section 9.01(b) below or Seller’s indemnification obligations pursuant to Section 8.02 below.

          6.07 Non-Competition; Non-Solicitation.
          (a) Non-Competition. Seller agrees that, for a period of five (5) years from the Closing Date, it, and its Affiliates, shall not directly or indirectly own, manage, operate, control or otherwise engage in, the Proscribed Business. Notwithstanding this Section 6.07, Seller and its Affiliates shall not be prohibited from acquiring or holding, for investment purposes only, less than five percent (5%) of the outstanding securities of any corporation or other entity engaged in the Proscribed Business.
          (b) Non-Solicitation. Seller agrees that, for a period of three (3) years from the Closing Date, it, and its Affiliates, shall not directly or indirectly induce or attempt to induce any of those individuals set forth on Exhibit F to leave the employ of the Company or its Subsidiaries; provided, however, that generalized advertisement of employment opportunities, including in trade or industry publications, and generalized employee searches that do not specifically target the Company or its Subsidiaries shall not be deemed to cause a breach of this Section 6.07(b).
          (c) Exceptions. Notwithstanding anything herein to the contrary, none of the covenants or restrictions set forth in Section 6.07(a) shall apply to, or otherwise purport to limit or affect the conduct or actions of, Bain Capital Partners, LLC (“Bain Capital”) or any of its Affiliates (including any funds or vehicles advised directly or indirectly thereby) or portfolio companies (other than Seller and its Subsidiaries) or any of their respective officers, directors or employees. In addition, notwithstanding anything herein to the contrary, (i) in the event that Seller or any of its Subsidiaries is acquired (whether by merger, consolidation or sale or transfer of assets or equity securities) by another entity (an “Acquiring Entity”), none of the covenants or restrictions set forth in Section 6.07(a) shall apply to, or otherwise purport to limit or affect the conduct or actions of, such Acquiring Entity; provided, that the Acquiring Entity will not be permitted to use any of the assets (including personnel) of, or acquired from, Seller or any such acquired Subsidiaries to, directly or indirectly, conduct the Proscribed Business and (ii) Seller or any of its Subsidiaries shall be permitted to acquire any enterprise (whether by merger, consolidation or purchase or transfer of assets or equity securities) so long as such acquired enterprise does not primarily engage in the Proscribed Business; provided, however, that if more than $10,000,000 of the gross revenue of such acquired enterprise (calculated as of its most recently completed fiscal year) is attributable to the Proscribed Business, then Seller shall (or shall cause its Subsidiaries to) use reasonable best efforts to divest, within twelve (12) months following such acquisition, the division of such enterprise that engages in the Proscribed Business.
          (d) Reasonable Duration and Scope. Seller agrees that the covenants set forth in this Section 6.07 are reasonable with respect to duration and scope and are reasonable and necessary to protect the goodwill and other assets purchased by Buyer pursuant to this Agreement and to protect its investment therein.
          6.08 Confidentiality. Following the Closing, except as required by Law or legal process, Seller shall, and shall cause its Affiliates, employees and representatives to, (i) treat and hold as confidential any information to the extent concerning the Company and its Subsidiaries and the Business that is not (as of any date of determination) generally available to the public (the “Confidential Information”) and (ii) not disclose any written or electronic Confidential Information to any Person who is not an Affiliate of Seller as of the date hereof. In the event that Seller or any Affiliate, employee or representative thereof is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, then Seller shall promptly notify Buyer in writing of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.08. If such protective order or waiver is not obtained, Seller or such Affiliate, employee or representative thereof may disclose the Confidential Information to the extent so legally required; provided that Buyer or one of its Affiliates, on behalf of such disclosing Person, may obtain, and Seller shall, and shall cause its Affiliates, employees and representatives to, cooperate with any reasonable efforts to obtain, at Buyer’s or one of its Affiliates’ cost, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Buyer or one of its Affiliates shall designate.
          6.09 Consents. From and after the date hereof and until Closing, each party shall, and shall cause its respective Affiliates to, use reasonable best efforts to obtain any permits and any consent, authorization, approval or similar item from any non-governmental third party or any Governmental Body that is required or appropriate as a result of the transactions contemplated by this Agreement or the Transition Services Agreement. In the event that the transfer of any assets or contract rights which are exclusively related to the Business remains subject to receipt of any such required permit or consent, authorization, approval or similar item at Closing, Seller will not transfer such asset (each such asset, a “Deferred Asset”) to the Company at or prior to Closing. With respect to any Deferred Asset following the Closing, Seller shall, and shall cause its Affiliates to, without further consideration therefor and without right of set-off, continue to use its reasonable best efforts to obtain such permit, consent, authorization, approval or similar item and, to the extent possible, will provide the Company and its Subsidiaries with the maximum allowable use of any such Deferred Asset (which shall include, at a minimum, the economic benefits and burdens of such Deferred Asset), until such permit, consent, authorization, approval or similar item is obtained. Notwithstanding the foregoing, nothing herein shall be deemed to require any of Seller, the Company or their Affiliates, to expend money, commence any litigation or arbitration proceeding or offer or grant any accommodation (financial or otherwise) to any third party.
          6.10 Affiliate Agreements. Except as set forth on Schedule 6.10, the Company, on the one hand, and Seller and its Affiliates (other than the Company and its Subsidiaries), on the other hand, shall, at or prior to the Closing, terminate all agreements with Affiliates listed on Schedule 4.16.
          6.11 Termination of Penn Vest Guarantee. From and after the date hereof, Seller shall, and shall cause its Affiliates to, use reasonable best efforts to release, prior to the Closing, the Company and its Subsidiaries from any and all obligations and liabilities under the Penn Vest Guarantee; provided, however, if such release is not obtained prior to Closing, Seller shall, and shall cause its Affiliates to, continue to use reasonable best efforts to release the Company and its Subsidiaries from any and all obligations and liabilities under the Penn Vest Guarantee as soon reasonably practicable thereafter.

          6.12 Bethel Water Hook-Up. As soon as commercially practicable after the Closing Date, Seller shall arrange for and pay the cost of the completion of constructing, restoring or extending Town of Bethel municipal water supply and residential water service connections to (i) the seven properties located at 161, 162, 172, 174, 176, 182 and 184/186 Grassy Plain Street in Bethel, Connecticut (the “Affected Properties”) (provided, that, in the event the construction, restoration or extension of the Town of Bethel municipal water supply and residential water service connections to the Affected Properties is not completed prior to the second anniversary of the Closing Date, then Seller shall pay to Buyer a one-time payment equal to $750,000, which, for the avoidance of doubt, does not otherwise relieve or reduce Seller’s obligations (x) under this Section 6.12, or (y) under Article VIII, and (ii) other properties, if any, with drinking water wells that have been or become impacted by Hazardous Substances in groundwater that are attributed to releases that occurred prior to the Closing Date at and migrated offsite from the Real Property located at 185 Grassy Plain Street in Bethel, Connecticut, in each case, to the extent such water service connections are consented to and permitted by the Town of Bethel and by the respective property owners, provided that Seller shall use its commercially reasonable efforts to obtain the consent and permission of the Town of Bethel and the respective property owners in order to extend such water supply and establish such water service connections. The parties agree to treat the one-time payment, if made pursuant to this Section 6.12, as an adjustment to the Purchase Price for United States federal, state and local income Tax purposes, unless otherwise required by Law or taxing authorities interpretations thereof.
ARTICLE VII
COVENANTS OF BUYER
          7.01 Access to Books and Records. From and after the Closing, upon reasonable notice, Buyer shall, and shall cause each of its Subsidiaries to, provide Seller and its authorized representatives with reasonable access (for the purpose of examining), during normal business hours, to the books and records of the Company and its Subsidiaries in connection with any matter solely relating to or arising out of this Agreement or the transactions contemplated hereby and with respect to periods or occurrences prior to or on the Closing Date; provided, however, that such access does not unreasonably interfere with the normal business operations of Buyer or the Company; provided, further, that all requests for such access shall be directed to Buyer’s general counsel or his designee or such other Person as the Company may designate in writing from time to time. Unless otherwise consented to in writing by Seller, Buyer shall not, and shall not permit any of its Subsidiaries to, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of any of its Subsidiaries (relating to the Business) for any period prior to the Closing Date without first giving reasonable prior notice to Seller and offering to surrender to Seller (at Seller’s sole cost and expense) such books and records or any portion thereof which Buyer or any of its Subsidiaries may intend to destroy, alter or dispose of; provided, further, that Seller and its authorized representatives shall have no rights to access under this Section 7.01 during any period of time in which Seller and the Buyer are engaged in a dispute with respect to this Agreement or the transactions contemplated hereby.
          7.02 Notification. From the date hereof until the Closing Date, Buyer shall promptly disclose to Seller and the Company in writing any development, fact or circumstance arising after the date hereof to which Buyer has knowledge of and that causes (i) a breach of any of the representations and warranties contained in Article V hereof or (ii) a breach of any of the covenants in this Agreement made by Buyer; provided, however, that such disclosures shall not be deemed to have any effect for purposes of the conditions to closing set forth in Section 3.03 above or Seller’s ability to terminate this Agreement pursuant to Section 9.01(c) below. Buyer shall promptly notify Seller and the Company if Buyer obtains knowledge that the representations and warranties of Seller in this Agreement and the Disclosure Schedules hereto are not true and correct in all material respects, or if Buyer obtains knowledge of any breaches of any covenants or agreements or of any material errors in, or omissions from, the Disclosure Schedules to this Agreement.
          7.03 Director and Officer Liability and Indemnification.
          (a) For a period of six (6) years after the Closing, Buyer shall not, and shall not permit the Company or any of its Subsidiaries to, amend, repeal or modify any provision in the Company’s or any of its Subsidiaries’ certificate or articles of incorporation, bylaws or other equivalent governing documents relating to the exculpation, indemnification or advancement of expenses of any officers and directors (each, a “D&O Indemnified Person”) (unless required by law), it being the intent of the parties that the officers and directors of the Company and its Subsidiaries shall continue to be entitled to such exculpation, indemnification and advancement of expenses to the full extent of the law and that no change, modification or amendment of such arrangements may be made that will affect any such Person’s right thereto without the prior written consent of that Person.
          (b) In addition to the other rights provided for in this Section 7.03 and not in limitation thereof, for a period of six (6) years after the Closing, Buyer shall, and shall cause the Company and its Subsidiaries (each, a “D&O Indemnifying Party”) to, to the fullest extent permitted by applicable law, (i) indemnify and hold harmless (and release from any liability to Buyer or the Company or any of its Subsidiaries), the D&O Indemnified Persons against all D&O Expenses (as defined below), losses, claims, damages, judgments or amounts paid in settlement (“D&O Costs”) in respect of any threatened, pending or completed claim, action or proceeding, whether criminal, civil, administrative or investigative, based on or arising out or relating to the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries arising out of acts or omissions occurring on or prior to the Closing (including in respect of acts or omissions in connection with this Agreement and the transactions contemplated thereby) (a “D&O Indemnifiable Claim”) and (ii) advance to such D&O Indemnified Persons all D&O Expenses incurred in connection with any D&O Indemnifiable Claim (including in circumstances where the D&O Indemnifying Party has assumed the defense of such claim) promptly after receipt of reasonably detailed statements therefor; provided, however, that the Person to whom D&O Expenses are to be advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. Any D&O Indemnifiable Claims shall continue until such D&O Indemnifiable Claim is disposed of or all Orders or other rulings in connection with such D&O Indemnifiable Claim are fully satisfied. For the purposes of this Section 7.03(b), “D&O Expenses” shall include attorneys’ fees and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or participate in any D&O Indemnifiable Claim, but shall exclude Losses, judgments and amounts paid in settlement (which items are included in the definition of D&O Costs); provided, however, that nothing in this Section 7.03 shall require the Company or any of its Subsidiaries to indemnify any D&O Indemnified Person for any D&O Costs that the Company or any Subsidiary would not have been contractually obligated to indemnify such Indemnified Person for as of the date hereof.
          (c) In the event that all or substantially all of the assets of the Company are sold, whether in one transaction or a series of transactions, then Buyer and the Company shall, in each such case, ensure that the successors and assigns of Buyer and the Company assume the obligations set forth in this Section 7.03. The provisions of this Section 7.03 shall apply to all of the successors and assigns of Buyer and the Company.
          7.04 Employee Benefit Arrangements.
          (a) Effective as of the Closing, all current or former employees of the Business (and any eligible beneficiaries thereof) who are participants in any Retained Benefit Plan shall be treated as terminated from participation under the Retained Benefit Plans and no current or former employee of the Business (or any dependent or beneficiary thereof) shall earn or accrue any additional service, benefits or compensation under any Retained Benefit Plan on or after the Closing Date. Seller shall take all actions required to cause all benefits accrued by all current employees of the Business under the FCI USA, Inc. Employee 401(k) Savings Plan to be fully vested effective as of the Closing. Notwithstanding anything herein to the contrary, prior to the Closing Date, Seller shall establish health care spending accounts and dependent care spending accounts for employees of the Business under a cafeteria plan qualifying under Section 125 of the Code, which shall provide benefits substantially the same as those currently provided to such employees under the Flexible Spending Accounts Plan of the FCI USA, Inc. Employee Benefits Plan, and Seller shall cause the Flexible Spending Accounts Plan of the FCI USA, Inc. Employee Benefits Plan to transfer to such cafeteria plan the excess of the aggregate accumulated contributions made by such employees to their health care spending accounts and dependent care spending accounts under the Flexible Spending Accounts Plan of the FCI USA, Inc. Employee Benefits Plan through the date of such transfer, over the aggregate reimbursement payouts made from such accounts to such employees through the date of such transfer.
          (b) From and after the Closing, Buyer shall or shall cause the Company and its Subsidiaries to honor and discharge as and when due all liabilities and obligations under all Business Benefit Plans and all other employment, severance, termination, or consulting agreements and all other benefit or compensation plans, programs, agreements and arrangements under which the Company or any of its Subsidiaries has any obligation or liability and which are set forth on Schedule 7.04(b). Without limiting the generality of the foregoing, from and after the Closing, Buyer shall or shall cause the Company and its Subsidiaries to assume and pay when due, in accordance with the terms of the relevant benefit or compensation plan, program, agreement or arrangement applicable to the employees of the Business as of immediately prior to the Closing, (i) all liabilities and obligations relating to accrued vacation and paid-time off of the employees of the Business as of the Closing, and (ii) all liabilities and obligations for any bonus or incentive payments for employees of the Business attributable to time periods ending prior to or on the Closing Date, in each case solely to the extent reflected as a liability in Net Working Capital; provided that, notwithstanding anything herein to the contrary, Buyer shall not be obligated to pay or provide any such bonus or incentive payments to the extent that applicable performance criteria for the performance period during which the Closing Date occurs have not been achieved (for purposes of clarity, it is agreed and understood that this provision is not intended to cover the agreements listed in subsection (a)(v) of Schedule 4.09).
          (c) Commencing effective as of the Closing Date, Buyer shall provide employees of the Business for a period of at least one (1) year after the Closing Date with benefits and compensation that (in aggregate) are substantially equivalent to the benefits and compensation provided to the employees of the Business immediately prior to the Closing (excluding from such comparison any equity or equity-based compensation, benefits under qualified defined benefit pension plans and universal life, critical illness, accident insurance, legal club, identity theft and long term care benefits); provided, however, that the compensation and benefits provided to employees of the Business who are members of a collective bargaining unit shall satisfy the requirements of the applicable collective bargaining agreement.
          (d) Buyer shall use commercially reasonable efforts (which shall include the effecting of all necessary plan amendments) to cause each employee of the Business (and their eligible dependents and beneficiaries, as applicable) to receive service credit for all purposes (other than benefit accrual under any qualified defined benefit pension and non-qualified retirement plans other than the FCI USA, Inc. Benefit Restoration Plan, f/k/a Framatome Connectors USA Inc. Benefit Restoration Plan) under any benefit or compensation plans, programs, agreements or arrangements in which such employee participates following the Closing Date for the service credited on behalf of such employee under the analogous Business Benefit Plan or Retained Benefit Plan in which such employee participated immediately prior to the Closing Date; provided, however, that in no event shall such service credit result in the duplication of benefits. For purposes of any plan providing medical, dental, disability, pharmaceutical and/or vision benefits to any employee of the Business following the Closing, Buyer shall use commercially reasonable efforts (which shall include the effecting of all necessary plan amendments) to cause all pre-existing condition exclusions and actively-at-work requirements of such plans to be waived for each employee of the Business and his or her covered dependents and to give full credit for all co-payments and deductibles satisfied immediately prior to the Closing Date, to the same extent such exclusions and requirements were waived or satisfied and such credit was given under the analogous Business Benefit Plan or Retained Benefit Plan in which such employee participated immediately prior to the Closing Date.
          (e) During the one (1) year period following the Closing, Buyer shall take all actions required so that to the extent employees of the Business are terminated by Buyer, the Company or any of its Subsidiaries or any of their respective Affiliates following the Closing, each such employee who is eligible under the applicable severance policy in effect immediately prior to the Closing Date (as set forth on Schedule 7.04(e)) shall receive severance pay that is no less than the severance pay that would have been payable thereunder had such termination of employment occurred immediately prior to the Closing Date, using the actual date of termination of employment to compute the amount of severance payable (if any) to the applicable terminated employee.

          (f) Following the Closing Date, Buyer shall (i) take all actions as are necessary or appropriate to ensure that each employee of the Business who receives a distribution from the FCI USA, Inc. Employee 401(k) Savings Plan (the “FCI 401(k) Plan”) may elect to roll over his or her account balance (in cash, but including loan promissory notes) to a qualified 401(k) plan that shall be designated by Buyer to accept such roll-overs (the “Buyer 401(k) Plan”) and (ii) make a contribution to the Buyer 401(k) Plan on behalf of the employees of the Business of the amount of the discretionary employer contribution that would have been made by FCI USA, Inc. or any of its Affiliates to the FCI 401(k) Plan on behalf of such employees for the plan year in which the Closing Date occurs (which discretionary employer contribution the Parties hereto agree shall not exceed one percent (1.0%) of such employees’ applicable compensation for such plan year), prorated for the portion of the plan year ending on the Closing Date, to the extent such amount is accrued as a liability in Net Working Capital.
          (g) Effective as of the Closing Date, Buyer shall establish a retiree health and life insurance benefit plan for all current and former employees of the Business (and all eligible dependents and beneficiaries thereof) who immediately prior to the Closing Date are participants in or beneficiaries under the FCI USA, Inc. Retiree Benefits Plan (collectively, the “Retirees”) which shall contain participation, eligibility, benefit determination and benefit payment provisions that are substantially the same as those currently applicable to the Retirees under the FCI USA, Inc. Retiree Benefits Plan, and Buyer shall assume and discharge all obligations and liabilities of FCI USA, Inc. (and any predecessors or successors thereof) for the provision of postretirement welfare benefits to the Retirees. Without limiting the generality of Section 7.04(d), Buyer’s postretirement welfare benefit plan shall credit all service with FCI USA, Inc. and any of its Affiliates for all purposes under Buyer’s postretirement welfare benefit plan and to the same extent such service was credited under the FCI USA, Inc. Retiree Benefits Plan immediately prior to the Closing Date; provided, however, that in no event shall such service credit result in the duplication of benefits.
          (h) Buyer shall be solely responsible for complying with the requirements of COBRA for any current or former employee of the Business (or any eligible dependent or beneficiary thereof) who is an “M&A qualified beneficiary” as defined in Q&A-4 of Treas. Reg. §54.4980B-9 effective as of the Closing Date (excluding any such employee who becomes an “M&A qualified beneficiary” solely as a result of the Reorganization Transactions).
          (i) Effective as of the Closing Date, Buyer shall assume the sponsorship of the FCI USA, Inc. Benefit Restoration Plan, f/k/a Framatome Connectors USA Inc. Benefit Restoration Plan and the Trust under the Framatome Connectors USA Inc. Benefit Restoration Plan(s), including the assets held in such trust, and shall assume and discharge all liabilities and obligations of FCI USA, Inc. and its Affiliates for the benefits of the individuals listed on Schedule 7.04(i) under the FCI USA, Inc. Benefit Restoration Plan, f/k/a the Framatome Connectors USA Inc. Benefit Restoration Plan, and notwithstanding any other provision of this Agreement or any provision of the applicable plan document, Buyer shall not modify or terminate (or permit to be modified or terminated) such benefits prior to the payment in full thereof.

          (j) Effective as of the Closing Date, Buyer shall assume the sponsorship of all Foreign Business Benefit Plans sponsored, maintained or contributed to by FCI Canada Inc. (“FCI Canada Plans”). Pursuant to the Reorganization Plan, on or before Closing all active employees of FCI Canada Inc. who are not employed in the Business (“Canadian Non-Business Employees”) will be transferred out of FCI Canada Inc. Effective as of the Closing, Canadian Non-Business Employees (and any eligible beneficiaries thereof) who are participants in any Foreign Business Benefit Plan of FCI Canada Inc. shall be treated as terminated from participation under such Foreign Business Benefit Plan and no Canadian Non-Business Employee (or any dependent or beneficiary thereof) shall earn or accrue any additional service, benefits or compensation under any Foreign Business Benefit Plan on or after the Closing Date. Effective as of the Closing, the retired former Quebec employees of FCI Canada Inc. (and any dependents or beneficiaries thereof) who are entitled to non-pension benefits under a Foreign Business Benefit Plan of FCI Canada Inc. shall be treated as terminated from participation under such Foreign Business Benefit Plan and Seller shall cause them to be provided any non-pension benefits to which they are entitled following the Closing under a new plan established by Seller or any of its Subsidiaries. Seller shall assume or retain, and Buyer shall not assume or have any responsibility for, any liabilities or other obligations relating to the retired former Quebec employees of FCI Canada Inc. (or any dependents or beneficiaries thereof) (including, without limitation, with respect to such non-pension benefits). The terms of employment of Canadian Non-Business Employees after Closing, including any retirement and other employment benefits, shall be determined by Seller (subject to collective bargaining in respect of any unionized Canadian Non-Business Employees) and such benefits may or may not include participation in a registered pension plan. Following the Closing Date, if requested by Seller and subject to regulatory approval, Buyer shall cause FCI Canada Inc. to promptly transfer assets related to defined contribution entitlements of the Canadian Non-Business Employees held in trust for FCI Canada Inc.’s registered pension plans to one or more registered pension plans established by a Subsidiary of Seller for the benefit of the Canadian Non-Business Employees. From and after the Closing, Buyer shall cause FCI Canada Inc. to complete the partial wind ups of registered pension plans of FCI Canada Inc. declared prior to Closing, subject to regulatory requirements and any required third party approvals.
          (k) As soon as reasonably practicable after the date hereof, Seller shall provide Buyer the documents and other items set forth on Schedule 7.04(k). Within sixty (60) days after Buyer’s receipt of substantially all such documents and other items set forth on Schedule 7.04(k), Buyer shall effectuate the provisions of Sections 7.04(b) through (i). Seller and Buyer shall each cooperate with the other as reasonably necessary to effect the provisions of this Section 7.04.
          (l) Notwithstanding anything herein to the contrary, Seller and Buyer acknowledge and agree that all provisions contained in this Section 7.04 are included for the sole benefit of Seller and Buyer, and that nothing in this Agreement, whether express or implied, (i) shall be treated as an amendment or other modification of any Business Benefit Plan, (ii) shall, except as necessary to comply with Section 7.04(i), limit the right of Buyer or Seller or any of their respective Affiliates to amend, terminate or otherwise modify any Business Benefit Plan (it being agreed and understood that Buyer shall only be permitted to amend, terminate or otherwise modify the FCI USA, Inc. Retiree Benefits Plan to the extent permitted thereunder or under applicable Law), Retained Benefit Plan or other benefit plan, agreement or other arrangement maintained by any of them following the Closing, or (iii) shall create any third party beneficiary or other right (x) in any other Person, including, without limitation, any current or former employee of the Business or any participant in any Business Benefit Plan or other applicable benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof), or (y) to continued employment with Seller, Buyer or any of their respective Affiliates.
          (m) As soon as reasonably practicable after the date hereof, Seller shall use commercially reasonable efforts to provide Buyer the documents and other items set forth on Schedule 7.04(m).
          7.05 Regulatory Filings.
          (a) Buyer shall, as soon as reasonably practicable after the date hereof, make or cause to be made all filings and submissions under any laws or regulations applicable to this transaction, including any filing necessary under any applicable Competition Laws. Subject to applicable laws relating to the exchange of information, Seller shall have the right to review in advance, and to the extent practicable will consult with Buyer on, all the information that appears in any such filings. In exercising the foregoing right, Seller shall act reasonably and as promptly as practicable.
          (b) Buyer agrees to use its reasonable best efforts to take, or cause to be taken, all actions necessary to expeditiously consummate the transactions contemplated by this Agreement, including using its reasonable best efforts to respond to government requests for information and to obtain all necessary governmental, judicial or regulatory actions or non-actions, orders, waivers, consents, clearances, extensions and approvals. In furtherance of the foregoing, Buyer shall consent to all divestitures or licenses of assets, supply or exchange agreements, hold separate agreements, and any and all such other actions as may be required to obtain any and all necessary governmental, judicial or regulatory actions or non-actions, orders, waivers, consents, clearances, extensions and approvals. In furtherance of the foregoing, if a suit or other action is threatened or instituted by any Governmental Body or any other entity challenging the validity or legality or seeking to restrain the consummation of the transactions contemplated by this Agreement, Buyer shall use its reasonable best efforts to avoid, resist, resolve and, if necessary, defend such suit or action.
          (c) Buyer shall keep Seller apprised of the status of all filings and submissions referred to in Section 7.05(a) above, including promptly furnishing Seller with copies of notices or other communications received by Buyer in connection therewith. Buyer shall not permit any of its officers, employees or other representatives or agents to participate in any meeting with any Governmental Body in respect of such filings and submissions unless it consults Seller in advance and, to the extent permitted by such Governmental Body, gives Seller the opportunity to attend and participate at such meeting.
          7.06 Conditions. Buyer shall use commercially reasonable efforts to cause the conditions set forth in Sections 3.01 and 3.03 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Article III (other than those to be satisfied at the Closing).

          7.07 Contact with Customers, Suppliers and Other Business Relations. Prior to the Closing, Buyer and Buyer’s Representatives shall contact and communicate with the employees, customers, suppliers and other business relations of the Company and its Subsidiaries in connection with the transactions contemplated hereby only with the prior written consent of the Company and Seller (which consent shall not be unreasonably withheld or delayed).
          7.08 Guarantee. Guarantor hereby irrevocably, absolutely, and unconditionally guarantees to each of Seller and to the Company the prompt and complete payment and performance when and as due of all obligations, including payment obligations, of Buyer under this Agreement. In furtherance of the foregoing, Guarantor acknowledges and agrees that either of Seller or the Company may, in its sole discretion, bring and prosecute a separate action or actions against Guarantor to enforce its obligations under this Section 7.08, regardless of whether action is brought against Buyer or any other Person, whether Buyer or any other Person is joined in any such action or actions or whether Buyer or any other Person is primarily responsible for causing the obligations, including payment obligations, of Buyer under this Agreement to be fulfilled.
          7.09 Facility Closings; Employee Layoffs. On and after the Closing, Buyer shall cause the Company and its Subsidiaries to comply with any and all applicable notice or filing requirements under WARN, and shall indemnify and hold Seller harmless from all Liabilities arising under WARN resulting in whole or in part from the actions or omissions of Buyer occurring on or after the Closing Date. Prior to the Closing, Seller shall cause the Company and its Subsidiaries to comply with any and all applicable notice or filing requirements under WARN. Seller shall indemnify and hold Buyer harmless from all Liabilities arising under WARN resulting solely from the actions or omissions of Seller occurring prior to the Closing Date.
          7.10 Seller Marks. Except as set forth below or as specifically contemplated by the Transition Services Agreement, Buyer shall obtain no right, title, interest, license or any other right whatsoever to use the name “FCI” or any trademarks or logos containing or comprising the foregoing in whole or in part (collectively, the “Seller Marks”). As soon as practicable following the Closing, but no later than twelve (12) months following the Closing Date, Buyer agrees that it shall remove and change signage, change and substitute promotional or advertising material in whatever medium, change stationery and packaging, and take all such other steps as may be required or appropriate to cease use of the Seller Marks; provided, however, that Buyer shall not be deemed to have violated this Section 7.10 by reason of (i) its use after the Closing of any inventory existing as of the Closing Date, (ii) the appearance of the Seller Marks that are permanently marked in or on any tools, dies, molding, equipment, engineering/manufacturing drawings, manuals, work sheets, operating procedures, other written materials or other assets that are used in connection with the Business; provided that Buyer endeavors to remove such appearances of the Seller Marks in the ordinary course of business and shall remove such appearances no later than three (3) years following the Closing, or (iii) the appearance of the Seller Marks in or on any third party’s publications, marketing materials, brochures, instruction sheets, equipment or products that were distributed prior to the Closing Date, and that generally are in the public domain, or any other similar uses by any such third party over which Buyer has no control, or (iv) the use by Buyer of the Seller Marks in a non-trademark manner for purposes of conveying to customers or the general public that the name of the Business has changed or the change in ownership or historical origins of the Business. The parties agree, because damages could be an inadequate remedy, that Seller shall be entitled to seek specific performance and injunctive relief as remedies for any breach of this Section 7.10 in addition to other remedies available at law or in equity.
          7.11 Insurance.
          (a) Except as specifically provided in Section 7.11(b) below, Buyer acknowledges that, as of the Closing Date, all of Seller’s insurance policies will no longer be available to the Company or any of its Subsidiaries and Affiliates.
          (b) In the case of any insurance policy of Seller or its Affiliates (other than the Company or its Subsidiaries) for which a valid claim is permitted to be made after the Closing by the Company, Seller shall, and shall cause its Affiliates to, use their reasonable efforts to assist Buyer in asserting claims for any loss, liability or damage suffered with respect to the Company and its Subsidiaries after the Closing with respect to any incident or event occurring prior to the Closing, to the extent such loss, liability or damage is covered by the terms of such insurance policy; provided, however, that (i) all of Seller’s and its Affiliates’ reasonable out-of-pocket costs and expenses incurred in connection with the foregoing are promptly paid by Buyer or its Subsidiaries as directed by Seller, (ii) such claims will be subject to (and recovery thereon will be reduced by the amount of) any applicable deductibles, retentions, gaps or self-insurance provisions, (iii) such claims will be subject to exhaustion of per claim and applicable limits and (iv) in the event that any legal action, arbitration, negotiation or other proceedings are required for coverage to be asserted against any insurer or a claim to be perfected, Buyer may do so solely at its own expense. For the avoidance of doubt, in no event shall Buyer be entitled to assert any claim with respect to an occurrence with a date of loss occurring after the Closing Date. None of Seller or its Affiliates will bear any liability for the failure of an insurance carrier to pay any claim under any such insurance policy.
          (c) Notwithstanding any provision of this Agreement, Seller shall not be required to comply with this or any portion thereof if so doing would be adverse to Seller or any of its Subsidiaries or require any of Seller or any of its Subsidiaries to incur any significant costs not reimbursable by Buyer.
          7.12 Non-Solicitation. Buyer agrees that, for a period of three (3) years from the Closing Date, it, and its Affiliates, shall not directly or indirectly induce or attempt to induce any of those individuals set forth on Exhibit G to leave the employ of Seller or its Subsidiaries; provided, however, that generalized advertisement of employment opportunities, including in trade or industry publications, and generalized employee searches that do not specifically target Seller or its Subsidiaries shall not be deemed to cause a breach of this Section 7.12.
          7.13 Ruland Employment Agreement. Buyer will negotiate in good faith with Rodd Ruland to finalize an employment agreement, to be executed as of the Closing, consistent with the terms set forth on Schedule 7.13.

          7.14 Environmental Information.
          (a) During the period after Closing while Seller has an outstanding indemnity obligation or covenant for the benefit of the Buyer that relates to Environmental Laws or Hazardous Substances, Buyer shall, at Seller’s reasonable request, provide to Seller copies of non-privileged environmental reports (i) describing conditions or matters at or relating to the Real Property or the Company that could reasonably be expected to give rise to any such indemnity obligation or covenant and (ii) that are in the possession, custody or control of the Company or Buyer.
          (b) During the period after Closing and until the earlier of (i) the time Seller’s indemnity obligations under Section 8.02(a)(vii) have expired or (ii) Seller has assigned its indemnification obligations under Section 8.02(a)(vii) pursuant to the provisions of Section 11.04 if, following such assignment, Seller (or any Affiliate thereof) has no further economic exposure pursuant to the indemnification obligations under Section 8.02(a)(vii), Buyer shall, at Seller’s reasonable request and at Seller’s sole cost and expense, provide Seller with split samples from existing groundwater monitoring wells located at 185 Grassy Plain Street, Bethel, CT. The sampling shall be performed by an accredited environmental consultant of Buyer’s choosing. Seller, or its designated representative, may observe the sampling. At Buyer’s request, Seller will provide Buyer a copy of any laboratory analysis or reports on the samples provided pursuant to this Section 7.14.
          (c) All information provided to Buyer pursuant to this Section 7.14, including any samples or reports of laboratory analysis thereof, shall be maintained as Confidential Information pursuant to Section 6.08.
ARTICLE VIII
INDEMNIFICATION
          8.01 Survival of Representations, Warranties, Covenants, Agreements and Other Provisions. The representations and warranties, and the covenants, agreements and other provisions in this Agreement that are required to be performed on or prior to the Closing, shall survive the Closing and shall terminate on the date which is the earlier of (i) ten (10) days following the date of filing of Guarantor’s 10-K for the year ended December 31, 2010 and (ii) eighteen (18) months following the Closing Date; provided, however, that the representations and warranties set forth in Section 4.15 shall survive the Closing for a period of four (4) years; provided, further, that the obligation of Seller to indemnify and hold the Buyer Indemnitees harmless against the items listed in Sections 8.02(a)(vi) and 8.02(a)(vii) shall survive the Closing for a period of ten (10) years; provided, further, that the representations and warranties set forth in the first sentence of Section 4.01, the first sentence of Section 4.03(a), Section 4.04(a), Section 4.08, Section 4.13, Section 4.10(b), Section 4.18, Section 4.19, Section 5.01, the first sentence of Section 5.02, Section 5.06 and the covenants, agreements and other provisions that contemplate performance following the Closing Date, shall survive until the expiration of the applicable statute of limitations (including any applicable extensions) plus thirty (30) days. For the avoidance of doubt, the representations and warranties set forth in Section 4.08(f), Section 4.08(g), Section 4.08(k) and Section 4.08(l) shall survive for the statute of limitations (including any applicable extensions) applicable to each taxable year in which the net operating loss carryovers, interest deductions deferred under Code Section 163(j) or research credit under Code Section 41 (in each case as referred to in Section 4.08(f), Section 4.08(g), Section 4.08(k) or Section 4.08(l)), as applicable, are utilized or available for utilization plus (30) days. The ability of any Person to receive indemnification under this Article VIII shall terminate on the applicable survival termination date (as set forth in this Section 8.01), unless such Person shall have made a claim for indemnification pursuant to this Article VIII prior to such survival termination date, as applicable. If a Person has made a claim for indemnification pursuant to this Article VIII prior to such survival termination date, then such claim (and only such claim), if then unresolved, shall not be extinguished by the passage of the applicable survival termination date set forth in this Section 8.01.
          8.02 Indemnification for the Benefit of Buyer.
          (a) From and after the Closing (but subject to the provisions of this Article VIII), Seller shall indemnify Buyer, its Affiliates, and each of their respective, officers, directors, employees, stockholders and agents (the “Buyer Indemnitees”) and hold it harmless against any Loss suffered or incurred by the Buyer Indemnitees to the extent arising from:
          (i) any breach of any representation or warranty of Seller (other than with respect to claims arising from breaches of the representations and warranties set forth in the first sentence of Section 4.01, the first sentence of Section 4.03(a), Section 4.04(a), Section 4.08(f), Section 4.08(g), Section 4.08(k), Section 4.08(l), Section 4.10(b), Section 4.18 or Section 4.19); provided, however, that no claims shall be so asserted under this Section 8.02(a)(i) unless and until the aggregate amount of Losses that would otherwise be payable hereunder exceeds on a cumulative basis an amount equal to $5,000,000 (the “Deductible”), and then only to the extent such Losses exceed the Deductible; provided, further, that no individual claim (or series of related claims) by Buyer shall be so asserted under this Section 8.02(a)(i) unless and until the aggregate amount of Losses that would be payable pursuant to such claim (or series of related claims) exceeds an amount equal to $10,000 (the “Mini Basket”) (it being understood that any such individual claims (or series of related claims) for amounts less than the Mini Basket shall be ignored in determining whether the Deductible has been exceeded and thereafter); provided, further, that the aggregate liability in respect of such breaches shall in no event exceed $27,000,000 (the “General Cap”) (less any indemnification payments otherwise made pursuant to Section 8.02(a)(vii) that are elected by Buyer to be applied against the General Cap, rather than the Additional Bethel Indemnity Cap);
          (ii) any breach of the representations and warranties set forth in the first sentence of Section 4.01, the first sentence of Section 4.03(a), Section 4.04(a), or Section 4.18; provided, however, that the aggregate liability in respect of such breaches shall in no event exceed an amount equal to the Purchase Price (less any indemnification payments otherwise made pursuant to Sections 8.02(a)(i), 8.02(a)(iv) or 8.02(a)(vii) that are elected by Buyer to be applied against the General Cap, rather than the Additional Bethel Indemnity Cap);

          (iii) any breach of any representation or warranty set forth in Section 4.08(f), Section 4.08(g), Section 4.08(k) or Section 4.08(l), as applicable depending on when the Closing Date occurs (the determination of whether such representations and warranties are inaccurate shall be made without regard to any items listed in the Disclosure Schedules), Section 4.10(b) or Section 4.19;
          (iv) any breach of any covenant of Seller or the Company set forth in this Agreement (other than any covenant of Seller set forth in Section 6.12); provided, however, that the aggregate liability in respect of such breaches shall in no event exceed an amount equal to the Purchase Price (less any indemnification payments otherwise made pursuant to Sections 8.02(a)(i), 8.02(a)(ii) or 8.02(a)(vii) that are elected by Buyer to be applied against the General Cap, rather than the Additional Bethel Indemnity Cap);
          (v) the Retained Liabilities;
          (vi) (A) Seller’s failure to comply with or the performance or non-performance of any covenant of Seller set forth in Section 6.12 and (B) the construction, restoration or extension of the Town of Bethel municipal water supply and residential water service connections to the Affected Properties; and
          (vii) any tort or other personal injury actions, claims, demands or proceedings by third parties alleging health effects or property damage as a result of consumption of or exposure to Hazardous Substances in groundwater that were actually or allegedly released at and migrated offsite from the Real Property located at 185 Grassy Plain Street in Bethel, Connecticut, except to the extent resulting from Hazardous Substances first released after the Closing Date; provided, however, that (A) for the first four (4) years immediately following the Closing the aggregate liability in respect of such Losses shall in no event exceed the General Cap (less any indemnification payments otherwise made pursuant to Section 8.02(a)(i)), plus $9,000,000 (the “Additional Bethel Indemnity Cap”), it being understood that Buyer will elect, in its sole discretion, in writing to Seller, whether to apply such Losses to the General Cap or the Additional Bethel Indemnity Cap and (B) for the six (6) years immediately following such four (4) year period immediately following the Closing, the aggregate liability of Seller in respect of such Losses shall in no event exceed the Additional Bethel Indemnity Cap (less any amount of Losses Buyer elected to apply against the Additional Bethel Indemnity Cap pursuant to clause (A) above).
          (b) No claim shall be brought or maintained by Buyer, the Company or any of its Subsidiaries or their respective successors or permitted assigns (each, a “Buyer Claiming Party”) against any officer, director, employee (present or former) or Affiliate of any party hereto (each, an “Affiliated Party”) and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of any party hereto set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder, unless such Buyer Claiming Party reasonably and in good faith believes that such Affiliated Party committed intentional fraud with respect to any such alleged misrepresentation, inaccuracy or breach, and no such Affiliated Party shall be subject to any liability with respect to any such alleged misrepresentation, inaccuracy or breach except to the extent it has been judicially determined (and is non-appealable) to have arisen from the intentional fraud committed by such Affiliated Party.
          (c) After the Closing, Seller shall have no right of contribution against the Buyer Indemnitees or the Company or any of its Subsidiaries for any breach of any representation, warranty, covenant or agreement of Seller or the Company.
          8.03 Indemnification for the Benefit of Seller. From and after the Closing (but subject to the provisions of this Article VIII), Buyer shall indemnify Seller, its Affiliates, and each of their respective, officers, directors, employees, stockholders and agents (the “Seller Indemnitees”) and hold it harmless against any Loss suffered or incurred by the Seller Indemnitees to the extent arising from:
          (i) any breach of any representation or warranty of Buyer (other than with respect to claims arising from breaches of the representations and warranties set forth in the first sentence of Section 5.01, the first sentence of Section 5.02, or Section 5.06); provided, however, that no claims shall be so asserted under this Section 8.03(a)(i) unless and until the aggregate amount of Losses that would otherwise be payable hereunder exceeds on a cumulative basis an amount equal to the Deductible, and then only to the extent such Losses exceed the Deductible; provided, further, that no individual claim by Seller shall be so asserted under this Section 8.03(a)(i) unless and until the aggregate amount of Losses that would be payable pursuant to such claim exceeds the Mini Basket (it being understood that any such individual claims for amounts less than the Mini Basket shall be ignored in determining whether the Deductible has been exceeded and thereafter); provided, further, that the aggregate liability in respect of such breaches shall in no event exceed $27,000,000;
          (ii) any breach of the representations and warranties set forth in Section 5.01, the first sentence of Section 5.02, or Section 5.06; provided, however, that the aggregate liability in respect of such breaches shall in no event exceed an amount equal to the Purchase Price (less any indemnification payments otherwise made pursuant to Sections 8.03(a)(i) or 8.03(a)(iii)); and
          (iii) any breach of any covenant of Buyer set forth in this Agreement; provided, however, that the aggregate liability in respect of such breaches shall in no event exceed an amount equal to the Purchase Price (less any indemnification payments otherwise made pursuant to Sections 8.03(a)(i) or 8.03(a)(ii)).
          8.04 Exclusive Remedy. Following the Closing, except to the extent that remedies have been judicially determined (and non-appealable) to have arisen from intentional fraud committed by any Person, the indemnification provided by Section 8.02(a), Section 8.03(a) and Section 10.01 shall be the sole and exclusive remedy with respect to any and all claims for money damages relating to the subject matter of this Agreement and the transaction contemplated hereby (except for disputes under Section 2.02, which disputes will be resolved in accordance with the dispute mechanism set forth in Section 2.02).

          8.05 Materiality. For purposes of indemnification under this Article VIII relating to a breach of a representation or warranty by Seller and/or Buyer, the representations and warranties of Seller and/or Buyer set forth in this Agreement that are qualified as to materiality, Material Adverse Effect, material adverse effect or any other similar materiality qualification (other than with respect to Section 4.05(b), the last sentence of Section 4.05(c) and the first sentence of Section 4.06) shall be deemed not to include any such qualification, and Seller and/or Buyer shall be liable for Losses in connection with any breach of a representation or warranty as if such qualification did not exist, except to the extent the word “material” or similar qualification is used solely as part of a defining list of items as opposed to qualifying a statement.
          8.06 Mitigation. Each Person entitled to indemnification hereunder shall take commercially reasonable steps to mitigate all Losses after becoming aware of any event which would reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith. In furtherance of the foregoing, (i) Buyer shall not knowingly and intentionally instigate or encourage any claim under Section 8.02(a)(vii) by a Person who is not a Buyer Indemnitees and (ii) Buyer shall not be entitled to recovery for any action relating (directly or indirectly) to this Agreement and the transactions contemplated hereby if the Losses relating to such action are actually recovered by the Company or any of its Subsidiaries after the Closing pursuant to any agreement(s) entered into by the Company or any of its Subsidiaries in connection with past acquisitions or sales.
          8.07 Inter-Party Claims. In order for a party to be entitled to seek any indemnification provided for under this Agreement, other than with respect to a claim relating to Taxes (including a claim for breach of a representation contained in Section 4.08) which shall be governed by the notice provisions of Section 10.01(g), (such party the “Claiming Party”), such Claiming Party must notify the other party or parties from whom such indemnification is sought (the “Defending Party”) in writing as promptly as reasonably practicable after receiving actual knowledge of the occurrence of the event giving rise to such Claiming Party’s claim for indemnification, specifying in reasonable detail the basis of such claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Defending Party shall have been actually and materially prejudiced as a result of such failure and the indemnification obligations are materially increased as a result of such failure. If the Defending Party disputes its liability with respect to any such claim, the Defending Party and the Claiming Party shall proceed to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall, subject to the terms of this Agreement, be resolved by litigation in an appropriate court of competent jurisdiction.
          8.08 Defense of Third Party Claims.
          (a) In order for a party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement, other than with respect to a claim relating to Taxes (including a claim for breach of a representation contained in Section 4.08) which shall be governed by the notice provisions of Section 10.01(g), in respect of a claim or demand made by any Person against the Indemnified Party (such claim, excluding any claim relating to Taxes, a “Third-Party Claim”), such Indemnified Party must notify the indemnifying party (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third-Party Claim as promptly as reasonably possible after receipt by such Indemnified Party of notice of the Third-Party Claim; provided, however, that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) business days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim.
          (b) If a Third-Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing, Seller shall continue to be entitled to assert any limitation on any claims contained in this Article VIII. Should an Indemnifying Party so elect to assume the defense of a Third-Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof. If the Indemnifying Party chooses to defend any Third-Party Claim, all the parties hereto shall cooperate in the defense or prosecution of such Third-Party Claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third-Party Claim, and making employees and other representatives and advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Defending Party shall have assumed the defense of a Third Party Claim, neither the Defending Party nor the Claiming Party shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the other party, which shall not be unreasonably withheld. The Defending Party shall not enter into any settlement of, or consent to the entry judgment in connection with, any Third Party Claim that does not include the complete release of the Claiming Party from all liability will respect thereto.
          8.09 Determination of Loss Amount. The amount of any Loss subject to indemnification under Section 8.02 or Section 8.03 shall be calculated net of (a) any Tax Benefit that an Indemnified Party actually recognizes in the year of the indemnity payment or earlier on account of such Loss and (b) any insurance proceeds (net of direct collection expenses) or any indemnity, contribution or other similar payment actually received by the Indemnified Party from any third party with respect thereto; provided, that for a period of three (3) years after the incurrence of the relevant Loss, to the extent such Loss gives rise to a Tax Benefit that is realized by the Indemnified Party after the year of the indemnity payment, then the Indemnified Party shall refund to the Indemnifying Party the amount of such Tax Benefit up to the amount of the indemnity payment when, as and if realized. The Indemnified Party shall seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder. In the event that an insurance or other recovery is made by any Indemnified Party with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (less any costs or expenses to obtain such recovery) shall be made promptly to the Indemnifying Party. The Indemnifying Party shall be subrogated to all rights of the Indemnified Parties and their Affiliates in respect of any Losses indemnified by Indemnifying Party. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall have no right to indemnification hereunder with respect to any Loss or alleged Loss to the extent the amount of such Loss or alleged Loss is included in the calculation of the Net Working Capital or Indebtedness.
          8.10 Payments. Payment of any indemnification obligation pursuant to this Article VIII shall be effected by wire transfer of immediately available funds to an account(s) designated by the Indemnified Party within thirty (30) days after the determination thereof.
          8.11 Acknowledgment of Buyer. Buyer acknowledges that it has conducted to its satisfaction, an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries, and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied solely on the results of its own independent investigation and verification and the representations and warranties of Seller expressly and specifically set forth in this Agreement. In connection with Buyer’s investigation of the Company and its Subsidiaries, Buyer has received certain projections, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries and certain business plan information. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties and that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Accordingly, Buyer hereby acknowledges that none of Seller or the Company or any of its Subsidiaries is making any representation or warranty with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Buyer further agrees that neither Seller, the Company, any of its Subsidiaries nor any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any such information, including the Confidential Information Memorandum prepared by Seller (the “Information Memorandum”) and any information, document or material made available to Buyer or its Affiliates in certain “data rooms,” management presentations or any other form in expectation of the transactions contemplated by this Agreement.
          8.12 Characterization of Indemnification Payments. The parties agree to treat all payments made pursuant to this Article VIII and Section 10.01 as adjustments to the Purchase Price for United States federal, state and local income Tax purposes, unless otherwise required by applicable Law or taxing authority interpretations thereof.

ARTICLE IX
TERMINATION
          9.01 Termination. This Agreement may be terminated at any time prior to the Closing:
          (a) by the mutual written consent of Buyer and Seller;
          (b) by Buyer, if there has been a material violation or breach by the Company or Seller of any covenant, representation or warranty contained in this Agreement that would be reasonably expected to prevent the satisfaction of any condition to the obligations of Buyer at the Closing and (i) such violation or breach has not been waived by Buyer or cured by the Company or Seller within thirty (30) business days after receipt by Seller of written notice thereof from Buyer or (ii) such violation or breach cannot, by its nature, be cured by January 15, 2010;
          (c) by Seller, if there has been a material violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement that would be reasonably expected to prevent the satisfaction of any condition to the obligations of Seller at the Closing and (i) such violation or breach has not been waived by Seller or cured by Buyer within thirty (30) business days after receipt by Buyer of written notice thereof from Seller (provided, however, that neither a breach by Buyer of Section 5.08 hereof nor the failure to deliver the consideration at the Closing as required hereunder shall be subject to cure hereunder unless otherwise agreed to in writing by Seller) or (ii) such violation or breach cannot, by its nature, be cured by January 15, 2010;
          (d) by Buyer, if the transactions contemplated hereby have not been consummated on or before January 15, 2010; provided, however, that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 9.01(d) if Buyer’s willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or
          (e) by Seller, if the transactions contemplated hereby have not been consummated on or before January 15, 2010; provided, however, that Seller shall not be entitled to terminate this Agreement pursuant to this Section 9.01(e) if the Company’s or Seller’s willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby.
The party desiring to terminate this Agreement pursuant to subsections (b), (c), (d) or (e) of this Section 9.01 shall give written notice of such termination to the other parties hereto.
          9.02 Effect of Termination. In the event of the termination of this Agreement by either Buyer or Seller as provided above, the provisions of this Agreement shall immediately become void and of no further force or effect (other than this Section 9.02 and Article XI hereof which shall survive the termination of this Agreement in accordance with their terms), and there shall be no liability on the part of any of Buyer, the Company, Seller, Seller’s equityholders or any Affiliates of the foregoing to one another, except for willful breaches of this Agreement prior to the time of such termination. Nothing in this Article IX shall be deemed to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.
ARTICLE X
ADDITIONAL COVENANTS
          10.01 Tax Matters.
          (a) Tax Indemnification by Seller. Seller shall indemnify the Buyer Indemnitees and hold them harmless from and against (i) any and all Taxes of the Company and its Subsidiaries for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (a “Pre-Closing Tax Period”), (ii) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company or any of its Subsidiaries is or was a member on or prior to the Closing Date, including pursuant to Treas. Reg. §1.1502-6 or any analogous or similar state, local, or non-US law or regulation, (iii) any and all Taxes of any Person (other than the Company and its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing, (iv) any and all Mexican Taxes imposed on the distribution of cash from FCI Mexico to FCI Americas International Holdings LLC pursuant to the Mexican Intercompany Note Transaction, but only up to the amount of Mexican Taxes that would be imposed if such distribution occurred immediately after the Closing Date and (v) without duplication, any and all Canadian withholding Taxes (including any interest or penalties) related to the FCI Intercompany Note, including the transaction described in Section 10.01(h)(ii) (which Taxes shall not include any Canadian withholding taxes imposed on the distribution after the Closing Date of the Canadian Intercompany Note Cash to the Company or any of its Affiliates), and in the case of Taxes described in (i), (ii), (iii), (iv) and (v), all other Losses attributable thereto; provided, however, that in the case of Taxes described in (i), (ii), (iii), (iv) and (v) above (x) Seller shall have no obligation to indemnify the Company and its Subsidiaries unless such claim relates to an actual cash Tax payment made by the Company or any of its Subsidiaries or Affiliates after the Closing Date, or that would have been so made but for the carryback of a net operating loss or the utilization of a Tax asset that was economically generated after the Closing Date and (y) the amount of such Taxes shall be determined after taking into account the utilization of any available net operating losses and similar tax attributes arising during any Pre-Closing Tax Period to the extent not previously utilized by the Company or its Subsidiaries prior to the settlement of the tax contest, audit, or other similar adjustment giving rise to the indemnification hereunder. For the avoidance of doubt, if the Company or any of its Subsidiaries or Affiliates utilize net operating losses or similar tax attributes to reduce a Tax described in (i), (ii), (iii), (iv) or (v) above and as a result a representation of the Seller contained in Section 4.08 is breached, the Company and its Subsidiaries shall be indemnified and held harmless from the Loss suffered or incurred or arising from such breach pursuant to Section 8.02. For the further avoidance of doubt, any US federal taxable income realized by the Company and its Subsidiaries under Code Section 951 that results from, or to the extent is increased by, any action taken by the Buyer, the Company, or their respective Affiliates after the Closing shall be considered to occur in a taxable period that begins after the Closing Date for purposes of this Section 10.01(a) and Article VIII.

          (b) Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time); provided, however, that with respect to Taxes (other than income, franchise/capital sales, use, or withholding Taxes) or exemptions, allowances or deductions that are calculated on an annual basis, and not on a closing of the books method, (including depreciation and amortization deductions) such Taxes, exemptions, allowances, or deductions shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date based on the number of days for the portion of the Straddle Period ending on and including the Closing Date, on the one hand, and the number of days for the portion of the Straddle Period beginning after the Closing Date, on the other hand.
          (c) Tax Benefits. If Seller’s indemnification obligation under Section 10.01(a) arises in respect of a Tax adjustment which makes allowable to Buyer, the Company or any of its Subsidiaries any Tax Benefit, then any payment by Seller to the Company or its Subsidiaries shall be calculated net of any such Tax Benefit actually recognized by Buyer, the Company or its Subsidiaries in the year of the indemnity payment or earlier; provided that, for a period of three (3) years after the occurrence of the relevant adjustment to the extent such adjustment gives rise to a Tax Benefit that is realized by the Buyer, the Company or any of its Subsidiaries after the year of the indemnity payment, then the Company shall refund to Seller the amount of such Tax Benefit up to the amount of the indemnity payment when, as and if realized.
          (d) Responsibility for Filing Tax Returns.
          (i) Seller shall prepare and file or cause to be prepared and filed when due all Tax Returns that are required to be filed by or with respect to the Company and its Subsidiaries for taxable years or periods ending on or before the Closing Date (“Pre-Closing Tax Returns”) and shall remit or cause to be timely remitted any Taxes due in respect of such Tax Returns. Buyer shall prepare and file or cause to be prepared and filed when due all Tax Returns that are required to be filed by or with respect to the Company and its Subsidiaries for taxable years or periods ending after the Closing Date and shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. With respect to Pre-Closing Tax Returns, provided Seller complies with Section 10.01(d)(ii), Buyer shall cooperate with Seller in filing such Tax Returns, including causing the Company and its Subsidiaries to sign and file such Tax Returns. With respect to Tax Returns of the Company and its Subsidiaries for Straddle Periods (“Straddle Period Tax Returns”), Buyer shall prepare or cause to be prepared such Tax Returns in a manner consistent with Seller’s past practice unless otherwise required by Law or change of fact. Seller shall pay to Buyer an amount equal to any Taxes for which Seller is liable pursuant to Section 10.01(a) (but which are payable with Tax Returns to be filed by Buyer pursuant to the previous sentence) within three (3) days prior to the due date for the filing of such Tax Returns.
          (ii) Subject to Section 10.01(e), with respect to Pre-Closing Tax Returns and Straddle Period Tax Returns, the party preparing such Tax Return shall deliver a copy of such Tax Return to the other party for its review and approval not less than fifteen (15) business days prior to the date on which such Tax Returns are due to be filed (taking into account any applicable extensions). If the parties disagree as to any item reflected on any such Tax Return, they shall negotiate in good faith to resolve such disagreement. If they cannot reach a final resolution by ten (10) days before the due date of such Tax Return (taking into account any applicable extensions) the matter shall be submitted to the Accounting Firm for resolution. The costs of the Accounting Firm shall be borne equally fifty percent (50%) by Buyer and fifty percent (50%) by Seller.
          (e) Transfer Taxes. All federal, state, local or foreign or other excise, sales, use, transfer (including real property transfer), stamp, documentary, filing, recordation and other similar taxes that may be imposed or assessed as a result of the sale of the Shares, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (“Transfer Taxes”), shall be borne equally fifty percent (50%) by Buyer and fifty percent (50%) by Seller. Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared by the party primarily or customarily responsible under applicable local Law for filing such Tax Returns, and such party will provide such Tax Returns to the other party for such other party’s review and approval at least ten (10) business days prior to the date such Tax Returns are due to be filed. Buyer and Seller shall cooperate in the timely completion and filing of all such Tax Returns. Each party shall promptly pay all Transfer Taxes for which it is responsible pursuant to this Section 10.01(e). For the avoidance of doubt, all Transfer Taxes incurred as a result of the Reorganization Transactions shall be Retained Liabilities and shall be the responsibility of Seller. Seller shall promptly pay all such Taxes. Any Transfer Taxes resulting from any subsequent increase in the Purchase Price, as adjusted pursuant to the terms hereof, shall be borne in accordance with the provisions of this Section 10.01(e).
          (f) Tax Refunds. Any Tax refund (including any interest in respect thereof) received by Buyer, the Company, and its Subsidiaries, and any amounts credited against Tax to which Buyer, the Company, and its Subsidiaries becomes entitled (including by way of any amended Tax Returns) that (i) (A) relate to any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period deemed to end on and include the Closing Date and (B) relate to Taxes paid by the Company or its Subsidiaries prior to the Closing Date or by Seller pursuant to Section 10.01(a) or (ii) relate to Taxes paid by Seller pursuant to Article VIII, except in each case to the extent such refund or credit resulted from the carryback of a net operating loss or other Tax attribute that was economically generated after the Closing Date, shall be for the account of Seller, and Buyer shall pay to Seller any such refund or the amount of any such credit (net of any cost related thereto) within fifteen (15) days after receipt or entitlement thereto. Notwithstanding the foregoing, any refund of Transfer Taxes shall be split equally fifty percent (50%) by Buyer and fifty percent (50%) by Seller.
          (g) Contests.
          (i) After the Closing Date, Buyer and Seller shall each notify the other in writing within ten (10) days of the commencement of any audit or administrative or judicial proceeding affecting the Taxes or Tax attributes of the Company or any of its

Subsidiaries; provided, however, that Buyer shall only have the obligation to notify Seller if the audit or administrative or judicial proceeding would, if determined adversely to the taxpayer, or after the lapse of time, be grounds for indemnification under this Section 10.01 or under Article VIII with respect to Taxes by Seller. Such notice shall contain factual information describing any asserted Tax liability and shall include copies of any notice or other document received from any Tax Authority in respect of any such asserted Tax liability. If either Buyer or Seller fails to give the other party prompt notice of an asserted Tax liability as required under this Agreement, the failure to give such notification shall not affect the indemnification provided hereunder except to the extent the other party shall have been actually prejudiced as a result of such failure or the indemnification obligations are increased as a result of such failure.
          (ii) In the case of an audit or administrative or judicial proceeding involving any Taxes or Tax attributes relating to any taxable years or periods ending on or before the Closing Date or any Straddle Period of the Company or any of its Subsidiaries, Seller shall have the right, at its expense, to control the conduct of such audit or proceeding; provided, however, that Buyer may participate in the conduct of such audit or proceeding at its own expense and Seller shall not settle any such audit or proceeding without the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.
          (iii) In the case of an audit or administrative or judicial proceeding involving any Taxes or Tax attributes relating to any taxable years or periods beginning after the Closing Date of the Company or any of its Subsidiaries, Buyer shall have the right, at its expense, to control the conduct of such audit or proceeding; provided, however, that if such audit or proceeding would be reasonably expected to result in a material increase in Tax liability of any of the Company or any or its Subsidiaries for which Seller would be liable under Section 10.01(a) or under Article VIII, Seller may participate in the conduct of such audit or proceeding at its own expense and Buyer shall not settle any such audit or proceeding without the consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that Seller’s right to participation and consent shall be limited to matters or issues involving the Company and its Subsidiaries.
          (h) Assistance and Cooperation.
          (i) Each of Buyer and Seller shall provide the other with such assistance as may reasonably be requested (including access to the personnel and records of the Company and its Subsidiaries) by the other party in connection with the preparation of any Tax Return, any audit or other examination by any Tax authority, or any judicial or administrative proceedings relating to liability for Taxes with respect to the Company or any of its Subsidiaries and each shall retain and provide the requesting party with any records and copies of applicable Tax Returns, supporting work papers, source documentation or information which may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 10.01(h) or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes with respect to the Company or any of its Subsidiaries shall be kept confidential by the parties hereto except to the extent that a Party is legally compelled to disclose such information. Additionally, for the avoidance of doubt, after the Closing Date, Buyer shall cooperate fully and comply with Seller’s request for information with respect to Seller’s right to receive the Tax refunds pursuant to Section 8.09, 10.01(c), or 10.01(f).
          (ii) Prior to the conversion of FCI Americas International Holdings Inc. and FCI USA Inc. to limited liability companies pursuant to the Reorganization Plan and at least five (5) days prior to the Closing Date, or if earlier, before December 31, 2009, Seller shall cause FCI USA Inc. to satisfy $15,000,000 of the outstanding obligations under the FCI Intercompany Note for cash. Prior to the Closing, but in any event, before December 31, 2009, Seller shall cause FCI Americas, Inc. to satisfy all of the remaining outstanding obligations under the FCI Intercompany Note for cash (such cash, together with the $15,000,000 paid by FCI USA, the “Canadian Intercompany Note Cash”). Seller shall cause FCI Canada Inc. to invest, as soon as it is received, the Canadian Intercompany Note Cash in a dollar-denominated Eligible Investment and such investment shall remain in FCI Canada Inc. at the Closing. “Eligible Investment” shall mean (i) obligations issued or guaranteed by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof); (ii) obligations (including certificates of deposit and banker’s acceptances) of any domestic commercial bank having capital and surplus in excess of $500,000,000; (iii) repurchase obligations for underlying securities of the type described in clause (i); and (iv) any other investments agreed to in writing by both Buyer and Seller.
          (iii) No later than five (5) days prior to the Closing Date, Seller, Buyer and their respective Affiliates shall apply to the Canada Revenue Agency (“CRA”) under the Voluntary Disclosure Program (the “VDP Application”) pursuant to a letter approved by Buyer for the waiver of penalties regarding unpaid Canadian withholding Taxes with respect to the FCI Intercompany Note. In the course of the application under the Voluntary Disclosure Program, Seller, Buyer and their respective Affiliates shall attempt to negotiate with CRA for a set off (“Set Off”) between (A) the Canadian withholding Taxes with respect to the FCI Intercompany Note, and (B) the Tax reimbursement of an amount determined under subsection 227(6.1) of the Income Tax Act (Canada). Each party agrees to cooperate fully and provide the other with such assistance as may reasonably be requested by the other party in connection with approaching CRA. If CRA accepts the VDP Application and agrees to the Set Off, Seller or its Affiliates shall pay immediately to the Receiver General of Canada the amount of interest or other Taxes computed by CRA and shall provide Buyer with acceptable proof of such payment. If CRA accepts the VDP Application but does not agree to the Set Off or does not accept the VDP Application, Seller shall pay immediately all Taxes due to the Canadian Taxing authorities with respect to the FCI Intercompany Note to the Receiver General of Canada and shall provide Buyer with acceptable proof of such payment. After Closing, Buyer and its Affiliates shall provide such assistance as is reasonably requested by Seller in applying for a Tax reimbursement pursuant to subsection 227(6.1) of the Income Tax Act (Canada). Any such reimbursement shall be paid to Seller.

          (i) Maintenance of Books and Records.
          (i) Any other provision of this Agreement notwithstanding, until the applicable statute of limitations (including periods of waiver) has run for any Tax Returns filed or required to be filed covering the periods up to and including the Closing Date, Buyer shall, and shall cause its Affiliates to, retain all books and records and other documents relating to Taxes in existence on the Closing Date and for a period of seven (7) years following the Closing Date and will provide Seller access to such books and records and other documents for inspection and copying by Seller or any of its Representatives in accordance with the terms and conditions of Section 7.01. After the expiration of such period, no such books and records and other documents shall be destroyed by Buyer without first advising Seller in writing and giving Seller a reasonable opportunity to obtain possession thereof, any costs of transferring such books and records and other documents to be paid by Seller.
          (ii) Any other provision of this Agreement notwithstanding, until the applicable statute of limitations (including periods of waiver) has run for any Tax Returns of the Company or its Subsidiaries filed or required to be filed covering the periods up to and including the Closing Date or any Tax Return filed that utilizes a Tax attribute of the Company or its Subsidiaries in existence on the Closing Date, Seller shall, and shall cause its Affiliates to, retain all books and records and other documents in existence and owned by the Seller or its Affiliates on the Closing Date to the extent such books, records and other documents are related to, or support, Taxes or Tax attributes of the Company or its Subsidiaries or could reasonably be expected to impact the Tax position of the Company or its Subsidiaries and will provide Buyer with access to such books and records and other documents for inspection and copying by Buyer or any of its Representatives in accordance with the terms and conditions of Section 6.02(b). After the expiration of such period, no such books and records and other documents shall be destroyed by Seller or any of its Affiliates without first advising Buyer in writing and giving Buyer a reasonable opportunity to obtain possession thereof, any costs of transferring such books and records and other documents to be paid by Buyer.
          (j) No Section 338 Election. Buyer shall not make any election under Code Section 338 (or any similar provision under state, local, or non-US law) with respect to the acquisition of the Company and its Subsidiaries.
          (k) Entry into Buyer’s Consolidated Return. Buyer and Seller agree that (a) the US federal income tax year of the Company’s consolidated group will end at the end of the Closing Date, and (b) the Company and its domestic Subsidiaries shall become members of Buyer’s (or Guarantor’s) US federal income Tax consolidated return at the end of the Closing Date.
          (l) Confidentiality of Tax Returns.
          (i) Notwithstanding the provisions of Section 10.01, Buyer shall not be required to make available to Seller any portion of its Tax Returns relating to Taxes of the consolidated, combined or unitary group that includes Buyer, provided, however, that if information contained in Tax Returns of the Company and its Subsidiaries is reasonably necessary to Seller in making a determination under this Agreement, the relevant information shall be provided in such format (including pro formas) as may be deemed appropriate by Buyer acting in good faith.
          (ii) Notwithstanding the provisions of Section 10.01, Seller shall not be required to make available to Buyer any portion of its Tax Returns relating to Taxes of the Seller or any of its post-Closing Affiliates (including any consolidated, combined or unitary group that includes Seller or its post-Closing Affiliates), provided, however, that if information contained in Tax Returns of the Seller or any of its post-Closing Affiliates is reasonably necessary to Buyer in making a determination under this Agreement, the relevant information shall be provided in such format (including pro formas) as may be deemed appropriate by Seller acting in good faith.
          (m) Payment. Payment of any obligation under Section 10.01(a) shall be effected by wire transfer of immediately available funds to an account(s) of the Company or its Subsidiaries as designated by the Indemnified Party and unless otherwise provided for in this Article X shall be made within thirty (30) days after the determination thereof or with respect to Taxes paid in connection with the filing of a Pre-Closing Tax Returns or Straddle Period Tax Returns three (3) days before the due date for the applicable Tax.
          10.02 Further Assurances. Buyer and Seller shall cooperate with each other, and shall cause their respective officers, employees, agents, auditors and representatives to cooperate with each other to ensure the orderly transition of the Business from Seller to Buyer and to minimize any disruption to the respective businesses of Seller, its Affiliates, on the one hand, and Buyer and its Affiliates, on the other hand that might result from the transactions contemplated hereby. From time to time, as and when reasonably requested by either party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to the provisions of Sections 6.04, 6.09, and 7.06) reasonably necessary to transfer the Business from Seller to Buyer.
          10.03 Disclosure Generally. The disclosures and exceptions to the representations and warranties set forth in the schedules attached hereto (the “Disclosure Schedules”) are to be taken as relating to the representations and warranties of Seller and the Company as a whole, notwithstanding the fact that the Disclosure Schedules are arranged by sections corresponding to the sections in this Agreement or that a particular section of this Agreement makes reference to a specific section of the Disclosure Schedules, but only to the extent that it is readily apparent from the reading of the exception or qualification that such exception or qualification is applicable to such other representations and warranties. The inclusion of information in the Disclosure Schedules shall not be construed as or constitute an admission or agreement that a violation, right of termination, default, liability or other obligation of any kind exists with respect to any item, nor shall it be construed as or constitute an admission or agreement that such information is material to the Company or Seller. In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedules is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Person shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedules is or is not material for purposes of this Agreement. Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedules is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Person shall use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedules is or is not in the ordinary course of business for purposes of this Agreement.
          10.04 Connecticut Transfer Act. The Company, at the Company’s sole cost and expense, shall be solely responsible for (i) preparing and timely submitting any and all filings and any other submissions, (ii) serving as the certifying party regarding any and all such filings and submissions and (iii) taking any and all other actions, including any investigation or remediation, in each case required under the Connecticut Transfer Act, Connecticut General Statutes Sections 22a-134 et seq., with respect to this Agreement and the transactions contemplated by this Agreement.
ARTICLE XI
MISCELLANEOUS
          11.01 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing any other announcement or communication to the employees, customers or suppliers of the Company or any of its Subsidiaries, shall be issued or made by any party hereto without the joint approval of Buyer and Seller, unless required by law or stock exchange rule or regulation (upon the advice of counsel) in which case Buyer and Seller shall have the right, to the extent practicable, to review such press release, announcement or communication prior to issuance, distribution or publication. For the avoidance of doubt, the parties hereto acknowledge and agree that Bain Capital and its Affiliates (except for Seller and its Subsidiaries) may provide general information about the subject matter of this Agreement (but not the purchase price or any specific contractual terms unless such information is otherwise public) in connection with Bain Capital’s or its Affiliates’ fund raising, marketing, informational or reporting activities. Notwithstanding anything contained herein to the contrary, in no event shall Buyer or, after the Closing, the Company have any right to use Bain Capital’s name or mark, or any abbreviation, variation or derivative thereof, in any press release, public announcement or other public document or communication without the express written consent of Bain Capital.
          11.02 Expenses. Except as otherwise expressly provided herein, Seller, on the one hand, and Buyer, on the other hand, shall pay all of their own (and in the case of Seller, including those of the Company and its Subsidiaries) expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement.
          11.03 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other electronic or facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a business day then the next business day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third business day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:
Notices to Buyer (and, after the Closing, the Company)
Hubbell Switch Holding Co., Inc.
c/o Hubbell Incorporated
584 Derby Milford Road
P.O. Box 549
Orange, Connecticut 06477
Attention: General Counsel
Facsimile No.: (203) 799-4333
Telephone No.: (203) 799-4100
with a copy to:
Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Attention: Eric J. Schwartzman
Facsimile No.: (212) 751-4864
Telephone No.: (212) 906-1291
Notices to Seller (and, prior to the Closing, the Company) :
FCI S.A.
145 rue Yves le Coz
78000 Versailles, France
Attention: Thierry Rossigneux
Facsimile No.: + 33 1 39 49 22 00
Telephone No.: + 33 1 39 49 23 82

with a copy to:
Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attention: James L. Learner
                 Jon A. Ballis, P.C.
Facsimile: (312) 862-2200
Telephone No.: (312) 862-2000
          11.04 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by either Buyer, on the one hand, and the Company or Seller, on the other hand, without the prior written consent of the other party. Notwithstanding the foregoing, Buyer may, without the prior written consent of Seller, assign its rights and obligations hereunder in whole or in part to one or more Affiliates of Buyer which shall assume Buyer’s obligations and liabilities hereunder; provided, that in each case Buyer shall remain liable for all obligations of Buyer hereunder. Notwithstanding the foregoing, Seller may assign its indemnification obligations under Section 8.02(a)(vii) with the prior written consent of Buyer, such consent not to be unreasonably withheld (it being understood that such consent shall not be deemed to be unreasonably withheld if Buyer reasonably believes that any such assignee is not sufficiently creditworthy to satisfy the indemnification obligations then outstanding under Section 8.02(a)(vii)); provided, however, that Buyer shall have no obligation to waive any rights or agree to any additional terms and conditions in connection with such assignment.
          11.05 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the parties shall amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable law.
          11.06 Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the parties, each of Buyer, Seller and the Company confirm that they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties hereto and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.
          11.07 Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules or Exhibits hereto may be amended or waived only in a writing signed by Buyer and Seller. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

          11.08 Complete Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.
          11.09 Third-Party Beneficiaries. Subject to a proper assignment pursuant to Section 11.04, no Person other than the parties hereto shall have any rights, remedies, obligations or benefits under any provision of this Agreement, except for (a) the directors and officers of the Company and its Subsidiaries solely with respect to Section 7.03, and (b) Bain Capital solely with respect to Section 6.07(c) and Section 11.01.
          11.10 Delivery by Facsimile. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission in portable document formant (pdf), shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract shall raise the use of a facsimile machine or electronic transmission in portable document formant (pdf) to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or electronic transmission in portable document formant (pdf) as a defense to the formation of a contract and each such party forever waives any such defense.
          11.11 Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document formant (pdf)), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.
          11.12 Conflict Between Transaction Documents. The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement shall govern and control.
          11.13 Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
          11.14 CONSENT TO JURISDICTION. SUBJECT TO THE PROVISIONS OF SECTION 2.02 (WHICH SHALL GOVERN ANY DISPUTE ARISING THEREUNDER), THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ANY PARTY SEEKING INJUNCTIVE RELIEF PURSUANT TO THIS AGREEMENT SHALL PROPERLY AND EXCLUSIVELY LIE IN ANY FEDERAL

OR STATE COURT LOCATED IN WILMINGTON, DELAWARE. EACH PARTY ALSO AGREES NOT TO BRING ANY SUIT, ACTION OR PROCEEDING SEEKING INJUNCTIVE RELIEF ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT (OTHER THAN UPON THE APPEAL OF ANY JUDGMENT, DECISION OR ACTION OF ANY SUCH COURT LOCATED IN WILMINGTON, DELAWARE). BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.
          11.15 WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO A JURY TRIAL OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
          11.16 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Buyer, the Company and Seller shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which the parties are entitled at law or in equity.
* * * *

          IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the day and year first above written.

Company:	FCI AMERICAS, INC.
/s/ Thierry Rossigneux
	By:	Thierry Rossigneux
		Its:	Chairman and CEO

Buyer:	HUBBELL SWITCH HOLDING CO., INC.
/s/ Gary N. Amato
	By:	Gary N. Amato
		Its:	Vice President

Seller:	FCI S.A.
/s/ Pierre Vareille
	By:	Pierre Vareille
		Its:	Chairman and CEO

Guarantor:	HUBBELL INCORPORATED
/s/ James K. Braun
	By:	James K. Braun
		Its.	Vice President, Planning & Development